Exhibit 10.25

No.

FRANCHISE AGREEMENT

THIS FRANCHISE AGREEMENT (the “Agreement”) is made and entered into as of                , 2007 (the “Agreement Date”), by and between FRIENDLY’S RESTAURANTS FRANCHISE, INC., a Delaware corporation whose principal address is 1855 Boston Road, Wilbraham, Massachusetts 01095, and                                                                            , a                                                                    whose principal address is                                                                                           .  For purposes of simplicity, we will sometimes refer to Friendly’s Restaurants Franchise, Inc. as “us,” “we” or “Friendly’s” and we will sometimes refer to you as “you” or “Franchisee.”

CONTRACT DATA SCHEDULE

A.     Location of the Restaurant (the “Premises”):

(number)	(street)	(city or town)	(state)	(zip code)

B.                  Term:  twenty (20) years from the first date the Restaurant opens to serve the general public, or, in the case of an existing Restaurant, until                                        ,

C.      Initial Franchise Fee:                                                  and 00/100 Dollars ($                 )

D.      Royalty Fee Rate:                                                                             FOUR percent (4.00%) of Net Sales

E.      Marketing Fund Fee Rate:                                   THREE and ONE-HALF percent (3.50%) of Net Sales

F.                   Refurbishment Date:  In the case of a new Restaurant, the date five (5) years from the first date the Restaurant opens to serve the general public; or, for an existing Restaurant, on or before                                               (and each ten (10) year interval thereafter).

Remodel Date:  In the case of a new Restaurant, the date ten (10) years from the first date the Restaurant opens to serve the general public; or, for an existing Restaurant, on or before                                              (and each ten (10) year interval thereafter).

G.      Address for notice to Franchisee will be at the Premises, unless another address is inserted here:

H.	Riders:	☒	Exhibit A	Disclosure Acknowledgment Statement
		☒	Exhibit B	Guaranty and Assumption of Franchisee’s Obligations
		☒	Exhibit C	Certificate by Franchisee Entity
		☒	Exhibit D	Franchisee’s Construction and Opening of a New Restaurant
		☒	Exhibit E	Special Terms and Conditions Applicable to a Franchisee or Affiliated Franchisees That Operate Multiple Friendly’s Restaurants
State Rider (If Applicable — Illinois, Maryland, New York & Rhode Island)

For Friendly’s use only:

©2007, Friendly’s Restaurants Franchise, Inc.

1.      INTRODUCTION AND GRANT OF LICENSE.

A.     INTRODUCTION.

Through expenditure of considerable time, skill, effort and money, we have developed a system for establishing, operating and licensing distinctive, high quality restaurants (“Friendly’s Restaurants”) serving the public under the name “Friendly’s®.”  A Friendly’s Restaurant consists of all structures, facilities, appurtenances, grounds, landscaping, signs, furniture, fixtures, equipment and entry, exit, parking and other areas.  The approved food, beverage and other products served and sold by Friendly’s Restaurants (the “Products”) for consumer consumption and not for resale are prepared in accordance with our standards, specifications and secret recipes.  Friendly’s Restaurants have a distinctive exterior and interior design, decor, color and identification schemes and furnishings established pursuant to our plans and specifications for construction, conversion, remodeling, decorating, equipment and layout.  Friendly’s Restaurants are operated in accordance with our distinctive business formats, construction plans, inspection and consultation programs, signs, equipment, layouts, methods, specifications, standards, recipes (including ice cream and other frozen dessert and related toppings recipes), confidential information, trade secrets, operating procedures, training programs and materials, guidance, policy statements and related materials, designs, advertising, publicity, and marketing programs and other materials which we may modify from time to time (collectively, the “System”).  We own, use, promote and license certain proprietary interests, trade names, trademarks, service marks, logos, emblems, commercial symbols, trade dress and other indicia of origin, including colors, and applications related thereto, including “Friendly’s®” and “Friendly’s Restaurants®” (collectively, the “Marks”), and the confidential information, copyrights and business formats which comprise the System.  We may change, modify or improve the System to enhance the operations of Friendly’s Restaurants.  All improvements and additions you, we or anyone else makes to the System, will become our sole property.

B.      GRANT OF LICENSE; TERM.

You have applied for a license to own and operate a Friendly’s Restaurant (the “Restaurant”) at the location described in Item “A” of the Contract Data Schedule of this Agreement (the “Premises”) and we have approved your application in reliance upon all of the representations you have made to us in connection with your desire to operate a Friendly’s Restaurant, including but not limited to the information, representations and warranties contained in your application for a license.  You represent and warrant that all financial and other information you provided us in connection with your application is true and accurate.  Subject to the provisions of this Agreement, we grant to you the license to operate a Friendly’s Restaurant at the Premises (the “License”), and to use the System and the Marks in operating the Restaurant, for the term described in Item “B” of the Contract Data Schedule of this Agreement, unless this Agreement is sooner terminated as provided in Section 17 of this Agreement.  Termination or expiration of this Agreement will constitute a termination or expiration of the License.  The License is specific to this one location only.  You may not conduct your business pursuant to this Agreement from any location other than the Premises.  This Agreement grants no rights outside the Premises and includes no protection against competition.

(1)     Commencement.  The term of this Agreement begins on the date hereof, but the License shall only commence upon the occurrence of all of the following conditions prior to the initial opening or the transfer of the Restaurant, as the case may be:

(a)          Financing.  Upon our request, you must provide us evidences that you have binding commitment(s) for all financing needed to develop or purchase the Restaurant.

(b)         Possession.  You must have the exclusive right to occupy and use the Premises for at least the term of this Agreement, whether you own the Premises, or lease the Premises pursuant to either a lease with a third party landlord on terms satisfying our then current lease policy and containing provisions required by us; or a lease from us or from one of our affiliates.

(c)          Training.  You and your Restaurant Managers must successfully complete the then-current training program required by Friendly’s at our training centers, at locations from time to time designated by us.  We may, in our sole discretion, waive or modify this requirement, in whole or in part, if you or any of your Restaurant Managers have prior, comparable training or on-the-job experience.

(d)         Documents.  You must execute and deliver to us all documents we provide you related to this License, as we customarily require, in then-current form.

(e)          Payment.  Before you begin operating the Restaurant, you must pay us any and all moneys due, including, but not limited to, purchase price, fees, inventory, rent and/or security deposit, if required under your lease.

(f)            New Restaurant.  If you are opening a new Friendly’s Restaurant, before you open for business, you must comply with all provisions of Exhibit D attached to and made a part of this Agreement relating to development of new Friendly’s Restaurants.

(2)     Best Efforts.  You acknowledge the importance to us and to other franchisees of your commitment to operate the Restaurant at all times in accordance with our standards, in order to increase the demand for our products, to protect and enhance the reputation and goodwill of Friendly’s and to promote and protect the value of the Marks, among other reasons.  You agree that you will at all times faithfully, honestly and diligently perform your obligations under this Agreement, and exert your continuous best efforts to promote and enhance the business of the Restaurant and the goodwill of the Marks and the System.

(3)     Continuous Operation.  Commencing on the date we authorize you to open the Restaurant for business to the public, you will continuously occupy, operate and do business in the Restaurant, for seven (7) days per week (excluding Christmas and Thanksgiving), 363 days per year and for such hours as we will from time to time direct, provided, however, for no more than the maximum number of hours permitted by law.  It is also understood that the Restaurant may be closed for business while any repairs or refurbishment we approve are being undertaken) and operate the Restaurant in such a manner as to produce the maximum volume of net sales (as defined in paragraph 6.E. of this Agreement.  You may not change or reduce your hours of operation without first requesting and receiving our prior written approval.

C.      RIGHTS RESERVED BY FRIENDLY’S.

Subject to any rights granted to you under a Development Agreement, if any, we (including our parent, subsidiaries and affiliates) retain the rights, in our sole and absolute discretion:  (1) to operate and grant to others the right to operate, Friendly’s Restaurants or other restaurants using the System or the Marks at such locations which may compete with you and draw customers from the same area as the Restaurant and on such terms and conditions as we deem appropriate; (2) to acquire other companies, businesses and/or proprietary marks and to be acquired by others (in either case, regardless of the form of transaction, and even if the other business competes with you); (3) to operate, and grant to others the right to operate, restaurants under other trade names, trademarks, service marks and commercial symbols different from the Marks, notwithstanding the fact that such restaurants may be the same as or similar to a Friendly’s Restaurant; and (4) to sell the Products or other products identified by the Marks or by other trademarks in any channel of distribution.

2.      SERVICES FURNISHED BY FRIENDLY’S.

A.     SERVICES FOR THE INITIAL OPENING OF THE RESTAURANT.

We will provide you the following services prior to and at the initial opening of a new Restaurant (these provisions do not apply to a transfer of an existing Restaurant):

(1)     We will make available to you our standards for the initial design, construction, equipping and operation of the Restaurant;

(2)     For your first or second Friendly’s Restaurant, we will make available to three (3) individuals designated by you, one of whom must be a party to or guarantor of this Agreement, our then-current initial training program regarding the operation of Friendly’s Restaurants, at our training facility and/or a designated training restaurant;

(3)     We will make our current Operations Manual available to you, so that you have access to the standards and procedures you must implement at the Restaurant; and

(4)     We will make available to you assistance in the pre-opening, opening and initial operation of the Restaurant, at levels we deem advisable based upon your organization, prior experience and training.  We will, in our sole discretion, determine the number of persons, if any, we will provide to assist you in opening the Restaurant, their duties and all other matters relating to such persons.  You agree to pay all of our out-of-pocket expenses for such personnel, including, but not limited to, travel, lodging, meals, local transportation and miscellaneous office expenses, such as telephone and copier expenses.  We will select the appropriate transportation, lodging and meal expense limitations in accordance with our then-applicable per diem policy.  In general, we only provide personnel for your first two (2) restaurant openings; you acknowledge, if you desire or require additional and/or extended services for this Restaurant, that you will reimburse us our salary costs to provide the personnel for such services.

(5)     We will prepare and coordinate a new restaurant opening promotional advertising program in such form and content as we may specify to promote and support the initial opening of the Restaurant.

B.      SERVICES AFTER THE INITIAL OPENING OF THE RESTAURANT.

After the initial opening of the Restaurant, we will maintain a continuing advisory relationship with you, furnishing you guidance and consultation in the following areas:

(1)     preparation, packaging, sale and delivery of Products authorized for sale at Friendly’s Restaurants;

(2)     development, preparation and packaging of new Products we develop for sale at Friendly’s Restaurants;

(3)               specifications, standards and operating procedures utilized by Friendly’s Restaurants, and any modifications thereof;

(4)     approved equipment, furniture, furnishings, signs, food products, operating materials and supplies;

(5)     development and implementation of local advertising and promotional programs; and

(6)     general operating and management procedures of Friendly’s Restaurants.

In our discretion, we will furnish this guidance and assistance to you in the form of our confidential Operations Manual, bulletins, written reports and recommendations, electronic mail and/or other written or electronic materials (all of which are hereinafter referred to as the “Operations Manual”), inspection reports for the Restaurant, refresher training programs and/or telephonic consultations or consultations at our offices or at the Restaurant.  If you request, we will furnish additional guidance and assistance at per diem fees and charges that we will establish.  If you request special training of Restaurant personnel or other assistance in operating the Restaurant, and such training must take place at the Restaurant, you must pay all our expenses for such training, including travel, local transportation, and living expenses, including meals, for our personnel in accordance with our applicable per diem policy, and miscellaneous office expenses such as telephone, copier and meeting room expenses.

C.      TRAINING.

Prior to the initial opening of the Restaurant, you and your Restaurant Managers (as defined in paragraph 7.H. below) must successfully complete our current training program for the operation of a Friendly’s Restaurant.  During the term of the License, we will, subject to availability and at your cost, also furnish similar training to all successors to such persons.  Training programs will include classroom instruction and field training and will be furnished at our training facility and/or at a certified Friendly’s Training Restaurant.

(1)     Your Restaurant Managers must obtain our written certification that they have successfully completed our required training program to our satisfaction.  You will not cause or permit the Restaurant to be supervised by any person who is not certified to have satisfactorily completed our training program.  If any of your proposed or existing Restaurant Managers fail to obtain such certification, you must, as soon as practicable, hire a replacement who must be so certified or who must promptly complete our training program to our satisfaction.  We may also offer such refresher or supplemental training programs to you and such persons as we deem appropriate at such places as we designate.  By giving you prior written notice, we will have the right to require attendance at any refresher or supplemental training program by you or any of such persons.

(2)     We will not charge you tuition for the required initial training program for your first two (2) restaurants, for up to three (3) individuals each; however, you must pay us any tuition and/or participation charges we establish for any successor, refresher or supplemental training programs. You will be responsible for all travel, local transportation, and living expenses, including meals, and compensation of yourself and your Restaurant Managers incurred while attending any and all initial training programs, and any successor, refresher or supplemental training programs we offer to you or require you or such persons to attend.

(3)     You must also pay us our reasonable fees for training materials and you must purchase certain equipment we may, from time to time, require you to use in training.

D.      OPERATIONS MANUAL.

We will, during the term of the License, make our Operations Manual available to you exclusively at a secure Internet website for franchisees.  We will issue you a secure password needed to gain access to the website. You must treat your password as highly confidential and not allow access to the website by any person not expressly authorized by us.  The Operations Manual will contain both mandatory and suggested specifications, standards and operating procedures for Friendly’s Restaurants and information relative to your obligations under this Agreement and in the operation of a Friendly’s Restaurant (collectively our “Standards”).  We will from time to time modify the Operations Manual to reflect changes in the Standards for Friendly’s Restaurants.  We may communicate additions, deletions or modifications to our Standards to you by a variety of means, including, without limitation, email, certified mail, regular mail, newsletters and/or training materials.  You must remain current in your knowledge of the Standards, as updated in the Operations Manual.  In the event of a dispute relative to the contents of the Operations Manual, the master copies we maintain on the website and/or at our principal office will be controlling. You may not at any time, without our prior approval, copy any part of the Operations Manual or disclose any part of it to employees or others not having a need to know its contents for purposes of operating the Restaurant.  To the extent the Operations Manual contains any specification, standard or operating procedure concerning the operation of the Restaurant, such provision shall be deemed incorporated into this Agreement.  We reserve the right to discontinue use of the Internet for purposes of publishing and maintaining the Operations Manual.  In such event we will provide you a new version of the Operations Manual, whether as a book, in multiple parts or volumes, or in some other format.

3.      MARKS.

A.     GOODWILL AND OWNERSHIP OF MARKS.

Your right to use the Marks is non-exclusive and derived solely from this Agreement and is limited to your operation of the Restaurant pursuant to and in compliance with this Agreement and all applicable standards, specifications and operating procedures we prescribe from time to time during the term of the License.  You may not sublicense the Marks.  Any unauthorized use of the Marks by you during the term of this Agreement or after the expiration or earlier termination of this Agreement will constitute an incurable breach of this Agreement and an infringement of our rights in and to the Marks that will cause us irreparable harm subject to injunctive relief.  All of your usage of the Marks and any goodwill established by your use of the Marks will inure to our exclusive benefit, and this Agreement does not confer any goodwill or other interests in the Marks upon you (other than the right to operate a Friendly’s Restaurant in compliance with this Agreement).  All provisions of this Agreement applicable to the Marks will apply to any other trademarks, service marks and commercial symbols we later develop, authorize and license you to use.

B.      LIMITATIONS ON YOUR USE OF THE MARKS.

The Marks must be the sole trade identification of the Restaurant.  You must identify yourself as the independent owner of the Restaurant in the manner we prescribe.  You must not use any Mark as part of any corporate or trade name including, but not limited to, “Friendly’s”, or any form or variations thereof, including, but not limited to, “friendly” or “friend”, which, in our sole judgment, is likely to cause confusion or mistake regarding the separate identities of Friendly’s and Franchisee.  You must not register or use any of our Marks as part of a domain name or electronic mail address, nor may you use any of our Marks in connection with the performance or sale of any unauthorized services or products or in any other manner we have not expressly authorized in writing.  The Marks must be prominently displayed in the manner we prescribe at the Restaurant, on menus and in connection with advertising and marketing materials.  You must not employ any of the Marks in signing contracts, applications for licenses or permits, or in any manner that may imply our responsibility for, or result in our liability for, any of your indebtedness or obligations, nor may you use the Marks in any way not authorized herein.  See paragraph 4.B. below.  You must give notices of trade and service mark registrations we specify, and obtain fictitious or assumed name registrations as required under applicable law.

C.      CLAIMS AND INFRINGEMENTS.

During the term of this Agreement and for two (2) years after the expiration or termination hereof, you will not directly or indirectly contest or aid in contesting the validity or our ownership of the Marks.  You will not, directly or indirectly, apply or assist another to apply to register, re-register or otherwise seek to use or control or in any way use any of the Marks or any confusingly similar form or variation thereof in any place or jurisdiction outside the United States.  You must immediately notify us of any apparent infringement of or challenge to your use of any Mark, or claim by any person of any rights in any Mark.  You may not assert a claim related to the Marks in any litigation against another party without first obtaining our prior written consent.  You cannot communicate with any person other than us and our counsel in connection with any such infringement, challenge or claim.  We will have sole discretion to take such action as we deem appropriate in connection with any infringement, challenge or claim, and the right to exclusively control any settlement, litigation or U.S. Patent and Trademark Office or other proceeding arising out of the alleged infringement, challenge or claim or otherwise relating to any Mark.  You agree to execute any and all instruments and documents, and do such acts and things as may, in the opinion of our counsel, be necessary or advisable to protect and maintain our interest in any litigation or other proceeding or to otherwise protect and maintain our interest in the Marks.

D.      DISCONTINUANCE OF USE OF MARKS.

If it becomes advisable at any time in our sole judgment to modify or discontinue use of any Mark and/or for the Restaurant to use one or more additional or substitute trade or service marks, you agree, at your expense, to comply with our directions to modify or otherwise discontinue the use of such Mark, and/or use one or more additional or substitute trade or service marks, within a reasonable time after we give you notice.

E.      WE INDEMNIFY YOU.

We agree to indemnify you against, and to reimburse you for, and, at our option, to defend you against, all damages for which you are held liable in any proceeding arising out of your use of the Marks “Friendly’s®” and “Friendly’s Restaurant®”, pursuant to and in compliance with this Agreement, and for all costs you reasonably incur in the defense of any such claim brought against you or in any such proceeding in which you are named as a party, including reasonable attorney’s fees, provided that you have timely notified us of such claim or proceeding and you have otherwise complied with this Agreement.  We must approve any counsel you employ in the defense of any such claim, and in the event we elect to defend any such claim, the fees and expenses of any separate counsel you employ will not be reimbursable.

4.      RELATIONSHIP OF THE PARTIES/INDEMNIFICATION.

A.     INDEPENDENT CONTRACTORS.

This Agreement does not create a fiduciary relationship between you and us.  We and you are and shall be independent contractors, and nothing in this Agreement is intended to make either you or us a general or special agent, legal representative, joint venturer, partner or employee of the other for any purpose or to grant either you or us the right to direct or supervise the daily affairs of the other.  You will identify yourself conspicuously in all dealings with third parties as the owner of the Restaurant under a license granted by us.  You also will place such other notices of independent ownership on forms, business cards, stationery, advertising and other materials as we may require.  No agreement we make with any third party is for your benefit.

B.      NO LIABILITY FOR ACTS OF OTHER PARTY.

You will not employ any of the Marks in signing any contract, check, legal obligation, application for any license or permit, or in a manner that may imply that we are responsible, or which may result in liability to us for, any of your indebtedness or obligations.  You also will not use the Marks in any way not expressly authorized by this Agreement.  Except as expressly authorized in writing, neither we nor you may make any express or implied agreements, warranties, guarantees or representations, or incur any debt in the name of or on behalf of the other, or represent that our relationship is other than Franchisor and Franchisee.

C.      TAXES.

Except for taxes which we are required to collect from you in connection with items you purchase from us, we will have no liability for any sales, use, service, occupation, excise, gross receipts, income, property or other taxes, whether levied upon you, the Restaurant, your property, us or the royalty, marketing or any other fees which you pay to us, in connection with the sales made or business conducted by you.  Payment of all such taxes will be your responsibility.

D.      YOU INDEMNIFY US.

Franchisee will, during and after the term of this Agreement, save, exonerate, indemnify, defend and hold harmless Friendly’s, our parent, subsidiary or affiliated entities, and their and our shareholders, directors, partners, officers, employees, agents, representatives, successors and assignees (collectively, the “Indemnitees”), from and against and reimburse the Indemnitees for any and all claims arising out of the use of the Marks in any manner not in accordance with this Agreement and all losses, liabilities, claims, taxes, demands, damages, causes of action, governmental inquiries and investigations, costs and expenses, including reasonable attorneys’ and accountants’ fees, consequently, directly or indirectly incurred, arising from, as a result of, or in connection with this Agreement, the operation of the Restaurant or any of your actions, errors, omissions, breaches or defaults under this Agreement, except those acts or omissions proven to be solely the result of our negligence or willful misconduct.  For purposes of this indemnification, “claims” shall mean and include all obligations, actual and consequential damages, expenses, losses, costs and other liabilities reasonably incurred in the defense of any claim against the Indemnitees, including without limitation reasonable accountants’, attorneys’ and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel, lodging and meal expenses incurred in litigation or preparation for litigation, whether or not litigation is filed.  If the Indemnitees reasonably conclude that their interests are not being adequately represented by your counsel, the Indemnitees will have the right to employ their own attorneys to defend any claim against them in the manner they deem appropriate or desirable in their sole discretion, and your indemnification hereunder shall apply to and include the costs incurred in any such defense.  Your obligation to indemnify the Indemnitees will continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

5.      CONFIDENTIALITY.

A.     OUR CONFIDENTIAL INFORMATION.

We possess certain confidential and proprietary information and trade secrets consisting of, but not limited to, the following (collectively, the “Confidential Information”):

(1)     methods and procedures relating to the development and operation of Friendly’s Restaurants, whether contained in the Operations Manual or otherwise;

(2)     secret recipes of ice cream and other frozen desserts and related toppings, menu analysis and methods of preparation of Products and services offered in Friendly’s Restaurants;

(3)     methods, procedures and techniques for packaging, marketing, selling and delivering Products and services offered in Friendly’s Restaurants;

(4)     knowledge of test programs, concepts and results relating to the planning, development and testing of the System and Products and services offered in Friendly’s Restaurants;

(5)     sources for purchase of food, beverages and other ingredients used by Friendly’s Restaurants;

(6)     methods, techniques, standards, specifications, procedures, information, systems and knowledge of and experience in the development, licensing and operation of Friendly’s Restaurants: and

(7)     any and all other information or knowledge that we advise you, in writing, is confidential.

We will disclose the Confidential Information to you during the term of this Agreement.  By virtue of your operation under the terms of this Agreement, you may also learn additional Confidential Information and trade secrets of ours during the term of this Agreement.  You will not acquire any interest in the Confidential Information, other than the right to utilize it in the operation of the Restaurant.  The use of the Confidential Information in any other business, or the disclosure of the Confidential Information to any other person or entity, will constitute an unfair method of competition with us and other Friendly’s Restaurant franchisees.

B.      RESTRICTIONS ON YOUR USE OF OUR CONFIDENTIAL INFORMATION.

The Confidential Information is a valuable asset of ours, includes trade secrets of ours, and will be disclosed to you solely on the condition that you:

(1)     will not use the Confidential Information in any other business or capacity;

(2)     will not communicate or divulge the Confidential Information to, or use the same for the benefit of any person, persons, partnership, association or corporation;

(3)     will divulge the Confidential Information only to such of your employees as must have access to it in order to operate the franchised business;

(4)     will not make unauthorized copies of any portion of the Confidential Information whether in written, audio, video or other reproducible form; and

(5)     will adopt and implement procedures, some of which we may prescribe, to prevent unauthorized use or disclosure of the Confidential Information, including requiring your Restaurant Managers and other employees who have access to the Confidential Information to execute confidentiality agreements in the form we approve or prescribe prior to or during their employment.

Furthermore, other than for consumption in the Restaurant or approved carry-out or retail sales programs, you agree not to sell or provide to any person or entity other than us or our designee, for use, testing or any other purpose, any mixes or formulations for preparation of Products you purchase from us or our designees.

We acknowledge that the foregoing restrictions on your disclosure and use of Confidential Information do not apply to the following:  (i) information, processes or techniques which are generally known in the restaurant industry, other than through disclosure (whether deliberate or inadvertent) by you; and (ii) disclosure of Confidential Information in judicial or administrative proceedings to the extent that you are legally compelled to disclose such information, provided that you have used your best efforts, and have afforded us the opportunity, to obtain an appropriate protective order or other assurance satisfactory to us of confidential treatment for the information required to be so disclosed.

You agree to fully and promptly disclose to us, all ideas, concepts, formulas, recipes, methods and techniques relating to the development and/or operation of the Restaurant, conceived or developed by you and/or your employees during the term of this Agreement.  Such ideas, concepts, formulas, recipes, methods and techniques will be our sole property, and you will not be entitled to any compensation whatsoever for the same.

C.      YOUR CONFIDENTIAL INFORMATION.

We will treat as confidential the reports and Records we receive from you pursuant to Section 11 below, provided, however, that information may be released (a) to any person entitled to the same under any lease; (b) in connection with any court order, legal proceeding or arbitration proceedings, whether instituted by us or any other party; (c) to a prospective transferee of any interest subject to the transfer provisions of this Agreement, and (d) as incorporated into anonymous general information disseminated to franchisees, prospective franchisees and other third parties and in the formulation of plans and policies in the interest of the System.  We will also treat as confidential such personal financial records as you may give us pursuant to paragraph 12.C. below, provided, however, that such information may be released if required in connection with any court order or legal or arbitration proceeding, whether instituted by us or any other party, provided that you receive notice of and an opportunity to obtain an appropriate protective order or other assurance satisfactory to you of confidential treatment for the information required to be so disclosed.

6.      FEES.

A.     INITIAL FRANCHISE FEE.

The initial franchise fee for the License, set forth in Item “C” of the Contract Data Schedule of this Agreement  (the “Initial Franchise Fee”), is due and payable in full upon your execution of this Agreement, subject to credit for any deposit you paid with your application for this License or any portion of the Development Fee under the provisions of your Development Agreement, if applicable.  The Initial Franchise Fee is non-refundable.

B.      NEW RESTAURANT PROMOTIONAL FUND FEE.

After you have opened and operated the Restaurant for one (1) year, you will pay us a New Restaurant Promotional Fund Fee in an amount not to exceed four-tenths of one percent (0.40%) of the Net Sales of the Restaurant during the first year of operation.  The fee, combined with an equal amount paid by us, will fund a promotional advertising program or such other advertising program as we may specify.  Payment will be due in full during the thirteenth month following the opening of the Restaurant and will be nonrefundable.

C.      ROYALTY FEES.

You will pay to us a monthly “Royalty Fee” determined by multiplying the Net Sales of the Restaurant (as defined in paragraph 6.F. below) for the immediately preceding Fiscal Month times the percentage set forth in Item “D” of the Contract Data Schedule of this Agreement.  A Fiscal Month begins on a Monday and ends on a Sunday.  For each calendar quarter, the first and second Fiscal Months are four (4) weeks and the third fiscal month is five (5) weeks, with a periodic sixth (6th) week for alignment purposes.  We will provide you advance, annual written notice of the specific beginning and end dates for each Fiscal Month of the next succeeding year.  The Royalty Fee will be payable not later than the 10th day after the end of each calendar month, without deduction or set-off, based on Net Sales for the prior Fiscal Month.

D.      MARKETING FUND FEES.

(i)  At the same time as, for the same Fiscal Month as, in the same manner as, and in addition to the Royalty Fee provided under paragraph 6.C. above, you will pay to the Marketing Fund described in paragraph 10.A., without deduction or set-off, a monthly fee determined by multiplying the Net Sales of the Restaurant, as defined in paragraph 6.E. below, times the percentage set forth in Item “E” of the Contract Data Schedule of this Agreement.

(ii)  From time to time you will also pay to the Marketing Fund, at the same time as, for the same Fiscal Month as, in the same manner as, and in addition to the fee provided under paragraph 6.D.(i) above, an additional percentage of Net Sales (the “Additional Advertising Contribution”) if the owner(s) of at least two-thirds of the Friendly’s restaurants (both company and franchised) in your advertising market vote to pay such Additional Advertising Contribution.  We will designate, and may from time to time change, the advertising market as we reasonably determine.  We will provide notice and administer the vote.  The two-thirds threshold will be determined one vote per restaurant.  The period that each Additional Advertising Contribution is payable shall not exceed one (1) year in duration.  Additional Advertising Contributions may be cumulative.  If our parent company, Friendly Ice Cream Corporation (“FICC”), operates two-thirds or more of the restaurants in your advertising market, your total Additional Advertising Contributions at any one time cannot exceed one-half percent (0.50%) of Net Sales.

E.      DEFINITION OF NET SALES.

As used in this Agreement, the term “Net Sales” shall mean Gross Sales less deductions set forth below.  “Gross Sales” are all revenues from the sale of all products or services by or for you or the Restaurant, in, upon, or from the Premises, or through or by means of the business conducted at the Restaurant, the Premises or otherwise, whether derived from cash, credit, the redemption of coupons or gift certificates, or otherwise, and regardless of collection.  To arrive at “Net Sales”, deduct the following items from Gross Sales:  (a) sales and service taxes collected from customers and paid to the appropriate taxing authority; (b) revenues from authorized automated teller machines or crane toy machines and the sale of gift certificates, cigars, cigarettes and newspapers; and (c) the discounted portion of menu prices whether for employee meals or by way of coupons, approved promotions or otherwise.

F.      ELECTRONIC FUNDS TRANSFER.

At our election, we may require you to pay your New Restaurant Promotional Fund Fee, Royalty Fees, Marketing Fund Fees and any other recurring payments to us, our parent, subsidiaries or affiliates, such as rent or note payments, by electronic funds transfer (“ACH”).  Acceptance of payment by ACH will not be deemed a waiver of any of our rights.  You agree to promptly provide us all consents, authorizations and bank account data we need to establish ACH capability at your bank. You also agree:

(1)     to promptly provide us such forms as we may from time to time require to effectuate any changes needed to maintain ACH capability;

(2)     to give us at least fourteen (14) days written notice (except in the case of emergency) before you make any change to your ACH bank account (providing all information and specimens required to change ACH to the new account);

(3)     to immediately replace any ACH request rejected by your bank with a bank certified or cashier’s check in the aggregate amount owed, plus interest, late fees, collection fees, costs of collection and attorneys fees.

G.      INTEREST AND COSTS.

If any payment to us or our parent or any subsidiary or affiliate is not paid when due, you will pay interest and costs to us, our parent, subsidiary or affiliate, in addition to the unpaid amount, as described below.

(1)     All Royalty Fees, Marketing Fund Fees and other amounts which you owe to us or our parent, subsidiaries or affiliates will bear interest beginning on the date such amounts were due at the highest applicable legal rate for open account business credit, not to exceed one and one-half percent (1.5%) per month.  Entitlement to interest will be in addition to any other remedies we may have.  This paragraph 6.G. does not constitute an agreement on our part to accept payments from you after the payments are due or our commitment to extend credit to, or otherwise finance your operation of, the Restaurant.  Further, your failure to pay all amounts when due to us, our parent, subsidiaries or affiliates will constitute grounds for termination of this Agreement, as provided herein.

(2)     Receipt of any check, draft or other commercial paper will not constitute payment until such funds are actually collected.  You will pay all collection charges on dishonored checks, including reasonable attorney’s fees.  At our request, you will promptly replace any dishonored and returned check(s) with a bank certified or cashiers check in the aggregate amount owed, plus interest, late fees, collection fees, costs of collection and attorneys fees.

H.      TAX ON ROYALTY AND MARKETING FUND FEES.

You agree to pay any sales, excise, use, privilege or other tax imposed or levied by any government or governmental agency on account of your payment of any of the fees under this Agreement.  This provision does not apply to income taxes.

I.       APPLICATION OF PAYMENTS.

We have sole discretion to apply any of your payments to any of your past due indebtedness in such order and amounts as we may elect.  The acceptance of a partial or late payment will not constitute a waiver of any of our rights or remedies contained in this Agreement.

7.      RESTAURANT OPERATING STANDARDS.

A.     SPECIFICATIONS, STANDARDS AND PROCEDURES.

The operation of the Restaurant in compliance with our high standards is important to us and all other Friendly’s Restaurant franchisees.  You agree to operate the Restaurant in strict accordance with all standards we communicate to you from time to time.  Standards will be established for and distributed to franchisees generally and you specifically in such form and content as we may from time to time in our sole discretion prescribe.  You must comply with all mandatory specifications, standards and operating procedures relating to appearance, function, cleanliness, sanitation, safety, business hours, delivery services, new Products, purchasing or leasing new or different equipment, compliance with the decor, format and image, including equipment, furniture, fixtures and signage, of a Friendly’s Restaurant and operation of a Friendly’s Restaurant.

Mandatory specifications, standards and operating procedures that we prescribe from time to time in the Operations Manual, or otherwise communicate to you in writing, will constitute provisions of this Agreement as if fully set forth in this Agreement.  All references to this Agreement include all such mandatory specifications, standards and operating procedures.  The Operations Manual is copyrighted and you agree not to at any time copy, duplicate, record or otherwise reproduce any materials, in whole or in part, which set forth the standards or other proprietary information, or otherwise make the same available to any unauthorized person.

Because strict uniformity may not be possible or practical in all circumstances, we have the right to vary standards from location to location, as we may deem appropriate for the System and/or for any individual restaurant.

B.      CONDITION, APPEARANCE & OPERATION OF THE RESTAURANT.

You agree as follows:

(1)     You agree to use the Premises only for the operation of a Friendly’s Restaurant in compliance with this Agreement and for no other purpose whatsoever;

(2)     You agree to maintain the condition and appearance of the Restaurant, its equipment, furniture, furnishings, signs and the Premises in accordance with our specifications and standards and consistent with the image of a Friendly’s Restaurant as an efficiently operated business offering high quality food service and observing the highest standards of cleanliness and sanitation;

(3)     You agree to perform all periodic maintenance with respect to the decor, equipment, furniture, furnishings and signs of the Restaurant and the Premises that is required from time to time to maintain such condition, appearance and efficient operation, including, without limitation:

(a)          thorough cleaning, repainting and redecorating of the interior and exterior of the Premises at reasonable intervals;

(b)         interior and exterior repair of the Premises; and

(c)          repair or replacement of damaged, worn out or obsolete equipment, furniture, furnishings, and signs.

(4)     You agree not to make any material alterations to the Premises, or to the appearance of the Restaurant as originally developed, without our prior written approval;

(5)     You agree to place or display at the Premises (interior and exterior) only approved signs, emblems, lettering, logos and display and advertising materials.

(6)     You agree to immediately rectify all hazardous conditions and immediately remove and destroy any and all hazardous products.  For purposes hereof, “hazardous conditions” are conditions that pose a risk of injury, illness or death; and “hazardous products” are products that are unfit for human consumption or otherwise pose a risk of injury, illness or death.

(7)     You agree to employ only such methods of product storage, handling, preparation, packaging, delivery and sale as we from time to time prescribe in the Operations Manual or otherwise communicate or approve in writing.  You must sell, distribute and deliver such products only in weights, sizes, forms and packages as we provide in the Operations Manual or otherwise communicate or approve in writing.

(8)     You agree to discontinue offering for sale any Product if we at any time notify you in writing of our withdrawal of our approval of that Product for sale at the Restaurant.

(9)     You agree to maintain as business records provided in paragraph 11.A. below. and to furnish us within five (5) days after written request, copies of all customer complaints and notices, warnings, citations, inspection reports and other communications from public authorities related to the Restaurant. Franchisee hereby authorizes any such public authority to provide Friendly’s with copies of such notices and/or communications.  You must promptly notify us if any suit, investigation or other legal proceeding related to your business is commenced by or against you, and you must keep us continuously advised of the status of the matter.

(10)   You agree to record all sales at the Restaurant at the time of sale, in accordance with our procedures and on devices, the make, model and serial numbers of which we have individually approved in writing.  Such devices must record accumulated sales in a manner that cannot be modified, turned back or reset, and must retain data in memory storage in the event of power loss.  You agree to accurately report all Net Sales to us and implement all procedures we recommend to minimize employee theft.  You further acknowledge and agree that employee theft will not relieve you of the obligation to make all payments to us based on Net Sales pursuant to this Agreement and that accurate reporting of Net Sales requires, among other things, compliance with all standards related thereto and recording all sales at the time the product is delivered to the purchaser, including, without limitation, bulk discount sales, whether for cash, by redemption of gift certificates or coupons, or sales for which payment may be deferred.

C.      RESTAURANT MENU.

The Restaurant will offer for sale all food and beverage products and services that we require and sell only products that we have approved.  The Restaurant will not sell any Products to any person for resale to any third person.  The Restaurant cannot offer for sale or sell at the Premises or any other location any unapproved products, or use the Premises for any purpose other than the operation of the Restaurant.

We can approve the Restaurant’s offering of Products or services on a test basis, which approval we may condition in any reasonable manner.  We may stop the test at any time after its commencement.

D.      APPROVED PRODUCTS, DISTRIBUTORS AND SUPPLIERS.

The reputation and goodwill of Friendly’s Restaurants is based upon and maintained by the sale of distinctive, high quality food products and beverages and the presentation, packaging, service and delivery of such products in an efficient and appealing manner.  We have developed various proprietary products according to our proprietary and secret recipes and formulas.  We have developed standards and specifications for food products, ingredients, seasonings, mixes, beverages, materials and supplies incorporated in or used in the preparation, cooking, serving, packaging and delivery of prepared food products authorized for sale at Friendly’s Restaurants.  We have and will periodically approve suppliers and distributors of such products that meet our standards and requirements.  You must purchase:

(1)     Proprietary Products - our proprietary ice cream, frozen yogurt and other frozen desserts and related toppings, muffin and other mixes and batters, and other products developed by us from time to time pursuant to secret recipes or formulas, only from FICC, or from a third party designated by us; and

(2)     Non-Proprietary Products - all other furnishings, fixtures, signs, equipment, food products, ingredients, seasonings, mixes, beverages, materials and supplies used in the preparation of Products; menus, paper, glassware, china and plastic products; packaging or other materials, utensils and uniforms that meet our standards and specifications from suppliers we have approved in writing as having demonstrated to our reasonable satisfaction (a) the capability to supply products that meet all of our standards and (b) adequate capacity and facilities to supply your needs, as well as the needs of other franchisees, in the quantities, at the times and with the reliability requisite to an efficient operation.

You will at all times maintain a sufficient quantity and variety of approved food products, beverages, ingredients and other products.

Provided you are creditworthy in our parent company’s sole judgment, you will be offered standard credit terms on your purchase of Products as is then-generally available to franchisees.  If at any time our parent determines that you are not creditworthy, your credit terms may be modified or revoked, and/or you may be required to pre-pay for Products and/or you may be required to pay a deposit or provide our Parent collateral or a letter of credit.

We can approve a single distributor or other supplier for any Product and can approve a distributor or other supplier only as to certain of the Products.  We can concentrate purchases with one or more distributors or suppliers to obtain lower prices and/or the best advertising support and/or services.  Approval of a distributor or other supplier may be conditioned on requirements relating to the frequency of delivery, standards of service, and concentration of purchases, and may be temporary, pending our further evaluation of such distributor or other supplier.

You can request our approval of alternative suppliers or distributors for Non-Proprietary Products (items other than those listed in (1) above).  Our evaluation of prospective suppliers and/or distributors will be conditioned upon payment of our reasonable evaluation costs.  You will notify us and submit to us all information, specifications and samples that we reasonably request if you propose to purchase any non-proprietary item from a distributor or other supplier who has not been previously approved by us.  We will notify you within a reasonable time whether you are authorized to purchase such products from such distributor or other supplier.

We may conduct market research and testing to determine consumer trends and the marketability of new food products and services.  You agree to cooperate and assist us by participating in our customer surveys and market research programs, test marketing new food products and services in the Restaurant and providing us with timely reports and other relevant information regarding such customer surveys and market research.

E.      PRICING.

We may, from time to time, set maximum prices on products and services offered from the Restaurant.  If we have imposed such a maximum price on a particular product or service, you may charge any price for such product or service up to and including the maximum price set by us.

F.      COMPLIANCE WITH LAWS AND GOOD BUSINESS PRACTICES.

You will secure and maintain in force in your name all required licenses, permits and certificates relating to the operation of the Restaurant.  You also will maintain and operate the Restaurant in full compliance with all applicable civil and criminal laws, ordinances, rules, regulations and orders of public authorities, including, without limitation, those relating to health, safety and sanitation, workers’ compensation insurance, unemployment insurance and withholding and payment of federal, state and local income taxes, social security taxes, sales taxes and The Americans With Disabilities Act.  All of your advertising must be completely factual, be in good taste in our judgment and conform to the highest standards of ethical advertising.  In all dealings with us, your customers, suppliers and public officials, you will adhere to the highest standards of honesty, integrity, fair dealing and ethical conduct.  You will refrain from any business or advertising practice which may injure our business or the goodwill associated with the Marks and other Friendly’s Restaurants.

You agree to notify us, by telephone within forty-eight (48) hours followed within five (5) days by written notification, including copies of any pleadings or process received of:  (i) the commencement of any action, suit or proceeding relative to the Restaurant; (ii) the issuance of any order, writ, injunction, award or decree of any court, agency or other governmental instrumentality which may adversely affect the operation or financial condition of the Restaurant; and (iii) any notice of violation of any law, ordinance or regulation relating to health or safety.  You must not accept service of process for us and on our behalf.

You and your owners agree to comply with and/or to assist us to the fullest extent possible in our efforts to comply with Anti-Terrorism Laws (as defined below).  In connection with such compliance, you and your owners certify, represent and warrant that none of your or any of your owner’s property or interests is subject to being “blocked” under any of the Anti-Terrorism Laws and that you and your owners are not otherwise in violation of any of the Anti-Terrorism Laws.  You further certify that you and your owners are not listed on the Annex to Executive Order 13244 (the Annex is available at http://www.treasury.gov) and will not become so listed, hire any person so listed or have dealings with a person so listed.  You agree to immediately notify Franchisor if you or any of your owners become so listed.  “Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the United States, the USA PATRIOT Act, and all other present and future federal, state and local laws, ordinances, regulations, policies, lists and any other requirements of any governmental authority addressing or in any way relating to terrorist acts and acts of war.  If you, your owners or your employees violate any of the Anti-Terrorism Laws, or become listed on the Annex to Executive Order 13244, we may terminate this Agreement immediately.

G.      COMPUTER SYSTEMS.

You have the sole and complete responsibility for: (a) acquiring, installing, operating, maintaining and upgrading your computer hardware, software, cash register and other equipment (your “Restaurant Technology System” or, for convenience, “RTS”); (b) the manner in which your RTS interfaces with our computer systems and those of third parties; and (c) any and all consequences that may arise if your RTS is not properly operated, maintained, and upgraded.  The term “RTS” includes, without limitation, all hardware and software and the data you store.  You will use your RTS solely in connection with the operation of the Restaurant, in the manner reasonably specified by us from time to time.  In order for your Restaurant to be able to communicate with our computers to exchange data needed for the efficient functioning of your Restaurant, you must, at your sole expense, purchase or lease our designated RTS from us or our designated supplier, including computers, printers, touch-screens, cash drawers, satellite dish, software and other equipment designated by us for the Restaurant.  You must, at your sole expense, (a) maintain your RTS in continuous operation at the Restaurant, (b) comply with our requirements for safeguarding of data, records, and reports, (c) maintain an ongoing maintenance and support contract for your RTS through a service provider approved by us, and replace components as necessary, and (d) attend, and/or cause employees in the Restaurant to attend, such initial and other RTS training as we specify.  Some or all components of our RTS may be licensed to us and sublicensed to you.  You must, at your sole expense, at any time after your RTS is three (3) years old, replace such system upon our request, given the age, cost to operate and condition of the RTS then in the Restaurant, then-current and anticipated technology, and other factors as may be relevant.

You agree to at all times permit us immediate access to your RTS, electronically or otherwise, without giving you advance notice.  Such access will not unreasonably interfere with normal Restaurant operations.  To facilitate such access, you will install and maintain such satellite, telephone or other service we designate.

We make no representation or warranty as to the costs, sales or profits, if any, which may result from the installation or replacement of your RTS.

H.      MANAGEMENT AND PERSONNEL OF THE RESTAURANT.

(1)     You will at all times (i) employ a General Manager who will have principal operational responsibility for the Restaurant and who will have such qualifications and experience as we will reasonably require and who will have satisfactorily completed our training program; and (ii) employ on a full-time basis two (2) Managers, each of whom has satisfactorily completed our training program (collectively, the General Manager and Managers are referred to as “Certified Restaurant Managers”).  The Restaurant will at all times be under the direct on-premises supervision of a Certified Restaurant Manager.  You agree to hire, train and supervise efficient, competent and courteous employees of good character for the operation of the Restaurant and to be exclusively responsible for the terms of their employment and compensation and for the proper training of your employees in the operation of the Restaurant.  See paragraph 15.B.(2).  All Certified Restaurant Managers and other employees must have literacy and fluency in the English language sufficient, in our opinion, to satisfactorily complete the training program, to communicate with employees, customers, and suppliers and to satisfactorily serve customers in the Restaurant.

(2)     The parties acknowledge and agree that the initial and ongoing training of a Certified Restaurant Manager requires significant investment of the employer’s time, effort and expense.  Accordingly:

(a)     You agree that if you hire any person who, at the time of his/her hiring, (a) is an existing Certified Restaurant Manager (including persons in higher levels of management) and (b) within six months prior to such hiring was employed by us or FICC, then you will pay us, as compensation for the investment in that person’s training, a fee equal to the wages/salary and bonus we or FICC had paid the person during the last twelve (12) months of his/her employment with us or FICC.  If that employment was for less than 12 months, the total wages/salary we or FICC paid (excluding bonus) will be divided by the number of weeks actually worked and the result will be multiplied times fifty-two and then added to any bonus.  The fee will be due and payable thirty (30) days after our written demand.

(b)     We agree that if we or FICC hires any person who, at the time of his/her hiring (a) is an existing Certified Restaurant Manager (including persons in higher levels of management) and (b) within six months prior to such hiring, was employed by you, then we will pay you, as compensation for your investment in that person’s training, a fee calculated and payable in the same manner as described in subparagraph (a) above.

I.           INSURANCE.

You must procure, before the commencement of business, and maintain in full force and effect during the entire term of the License, at your sole expense, an insurance policy or policies protecting you and Friendly’s and our directors and employees, against any loss, liability or expense whatsoever, including but not limited to employment practices liability, from, but not limited to, fire, personal injury, theft, death, property damage or otherwise, arising or occurring upon or in connection with your operation of the Restaurant or your occupancy of the Premises. you must also comply with all insurance requirements related to the Restaurant’s lease or mortgage.  You must maintain in force at all times, under policies of insurance issued by carriers we have approved:

(1)     Employer’s liability and workers’ compensation insurance as prescribed by applicable law;

(2)     Comprehensive general liability insurance (with products, completed operations and contractual liability and independent contractors and escalators coverage) against claims for bodily and personal injury, death and property damage caused by or occurring in conjunction with the operation of the Restaurant (or otherwise in conjunction with your conduct of business pursuant to this License) under one or more primary policies of insurance, each on an occurrence basis, with single-limit coverage for personal and bodily injury, death and property damage of at least one million dollars ($1,000,000) (or such other amount as we may reasonably require), for each occurrence and a “per location” aggregate limit of at least two million dollars ($2,000,000), as well as follow-form excess liability coverage of at least three million dollars ($3,000,000) per location.  These policies must be non-contributory;

(3)     Motor vehicle/automobile liability insurance for owned and non-owned vehicles, against claims for bodily and personal injury, death and property damage caused by or occurring in conjunction with the operation of the Restaurant (or otherwise in conjunction with your conduct of business pursuant to this License) with combined single-limit coverage (personal and bodily injury, death and property damage) of at least one million dollars ($1,000,000) for each accident with follow-form excess liability coverage of at least three million dollars ($3,000,000) per accident;

(4)     All-risk building and contents insurance including flood and earthquake, vandalism and theft insurance for the replacement value of the Restaurant and its contents;

(5)     Business interruption insurance for a period adequate to reestablish normal business operations; and

(6)     Builders’ risk insurance on a completed value non-reporting basis during the period of construction and/or any remodeling of the Restaurant.

We may periodically increase the amounts of insurance you will be required to maintain, and we may require different or additional kinds of insurance at any time.  Each insurance policy (i) must name as additional insured parties “Friendly Ice Cream Corporation” and “Friendly’s Restaurants Franchise, Inc.” and any other party or parties designated by us, as their interest may appear;  (ii) must contain provisions denying to the insurer acquisition by subrogation of rights of recovery against any party named;  (iii) must provide for thirty (30) days’ prior written notice to us of any material modification, cancellation, termination or expiration of such policy;  and (iv) must not be limited in any way by reason of any insurance which may be maintained by Friendly’s or any other named party.

Prior to the expiration of the term of each insurance policy, you will furnish us with a certificate of insurance or with a certified copy of each renewal or replacement insurance policy you will maintain for the immediately following term and evidence of the payment of the premium for the insurance policy.  If you fail or refuse to maintain required insurance coverage, or to furnish satisfactory evidence of required insurance coverage and payment of the premiums we can obtain the required insurance coverage on your behalf.  You must cooperate fully with us in our effort to obtain such insurance policies, promptly execute all forms or instruments required to obtain or maintain any such insurance, allow any inspections of the Restaurant which are required to obtain or maintain such insurance and pay to us, on demand, any costs and premiums we incur.

Your obligations to maintain insurance coverage as described above will not be affected in any manner by reason of any separate insurance we maintain, nor will the maintenance of insurance relieve you of any obligations under Section 4 of this Agreement.

Each party hereby waives any and all rights of recovery against the other party, and against the officers, members, employees, agents, and representatives of the other party, for damage to such waiving party or for loss of its property or the property of others under its control to the extent that such loss or damage is insured against under any insurance policy in force at the time of such loss or damage.  You must give notice to your insurance carrier or carriers that a mutual waiver of subrogation rights is contained in this Agreement.  The foregoing waiver does not apply to either party’s performance of contractual obligations of this Agreement.

8.      REFURBISHMENT AND REMODELING.

In order to ensure continued public acceptance and patronage of the System, to avoid deterioration or obsolescence of the Restaurant and to take advantage of changes and improvements in design, concept and décor, you must timely complete the following refurbishments and remodeling of the Restaurant.  These requirements are in addition to your continuing obligations to maintain, repair and replace all equipment, signage, furnishing, decor and personal property related to the Restaurant in accordance with our standards.  Your obligations to maintain, repair and replace will not be delayed or deferred pending or in anticipation of any refurbishment or remodeling.

A.     REFURBISHMENT.

No later than the Refurbishment Date set forth in Item “F” of the Contract Data Schedule of this Agreement, and at each ten (10) year interval thereafter, you will refurbish the Restaurant in accordance with our then-current refurbishment standards.  Refurbishment means replacing décor, wall treatments, carpeting, upholstery and awnings; both interior and exterior painting; and will be generally the same as then required of Restaurants of the same age and condition.

B.      REMODELING.

No later than the Remodel Date set forth in Item “F” of the Contract Data Schedule of this Agreement (and at each ten {10} year interval thereafter, if this Agreement is renewed), you will remodel the Restaurant in accordance with our then-current remodeling standards, including but not limited to fixtures, furnishings, signs and equipment.  The remodeling will be generally the same as then required of Restaurants of the same age, condition, location and geographic region.

9.     THE INTERNET.

This Agreement grants you no right to use any of our Marks to advertise products and/or services for order through the mail or by any electronic or other medium.  You will not, without our prior written approval, use any of our Marks on the Internet or in any similar electronic or other communications medium, to promote your business and/or advertise and/or sell Friendly’s products and/or services.  We have the sole right to establish an Internet “home page” using any of our Marks, and to regulate the establishment and use of linked home pages by franchisees.  Before you establish a website in connection with your operation of the Restaurant, you must submit to us a complete sample of the proposed website.  The website must comply with our standards and specifications as prescribed by us from time to time.  If you propose to alter a previously approved website, you must first submit to us a sample of alterations and obtain our approval before they are implemented.

10.    MARKETING.

A.     BY FRIENDLY’S.

Because of the value of advertising to the goodwill and public image of Friendly’s Restaurants, we will maintain and administer a marketing fund (the “Marketing Fund”) for advertising, marketing, promotion and other purposes and programs that we deem necessary or appropriate.  We will direct all advertising, marketing and promotional programs for the System, and will have sole discretion over the creative concepts, materials and endorsements used in the programs, and the geographic, market, and media placement and allocation of the programs.  The Marketing Fund will be administered as follows:

(1)     The Production and Research Fund will be funded at a minimum of one-half percent (0.5%), but no more than three-quarter percent (0.75%) of reported Net Sales, and may be used to pay the costs of (a) preparing and producing video, audio and written advertising materials; developing regional and system-wide advertising and promotional programs, including, without limitation, developing direct mail and other media advertising, and employing advertising agencies to assist therewith; (b) supporting public relations, (c) merchandising, (d) market research, (e) menu development, (f) trademark development, (g) salaries, administrative costs and overhead we pay in connection with the Marketing Fund, and (h) other advertising, marketing and promotional activities designed to increase sales and enhance the public reputation of Friendly’s and the System, as we deem appropriate; and

(2)     The balance of the Marketing Fund Fee set forth in Item “E” of the Contract Data Schedule will support the Advertising and Promotion Fund, to be used to pay the costs of placing video, audio and written advertising materials, and otherwise implementing regional or system-wide advertising and promotional programs, including, without limitation, purchasing direct mail and other media advertising, and employing advertising agencies to assist therewith; and to implement such other advertising, marketing and promotional activities designed to increase sales and enhance the public reputation of Friendly’s and the System, as we deem appropriate.

The Marketing Fund will be accounted for separately from our other funds and will not be used to defray any of our general operating expenses, except for such reasonable salaries, administrative costs and overhead as we may incur in activities reasonably related to the administration of the Marketing Fund and its marketing programs including, without limitation, conducting market research and menu development, preparing advertising and marketing materials, and collecting and accounting for contributions to the Marketing Fund (including, but not limited to, attorneys’ and accountants’ fees and other expenses of litigation).  We may spend in any fiscal year an amount that is greater or less than the aggregate contribution of all Friendly’s Restaurants to the Marketing Fund in that year.  We may loan money to the Marketing Fund, or we may borrow money from other lenders, to cover deficits of the Marketing Fund and we may charge the Marketing Fund the interest on such loans.  We may cause the Marketing Fund to invest any surplus for future use by the Marketing Fund.  You authorize us to collect for the Marketing Fund any advertising or promotional monies or credits offered by any supplier based upon your purchases.  All interest earned on monies contributed to the Marketing Fund will be added to and supplement the Production and Research Fund.  We will prepare an annual statement of monies collected and costs incurred by the Marketing Fund within one hundred twenty (120) days after the end of our fiscal year and will furnish this statement to you upon your written request.  At our sole discretion, we can cause the Marketing Fund to be incorporated or operated through a separate entity at such time as we deem appropriate, and if we do so, that entity will have all of our rights and duties pursuant to this paragraph 10A.

The Marketing Fund is intended to enhance recognition of the Marks and patronage of Friendly’s Restaurants and Friendly’s proprietary branded products.  Although we will endeavor to utilize the Marketing Fund to develop advertising and marketing materials and programs, and to place advertising that will benefit all Friendly’s Restaurants, we undertake no obligation to ensure that expenditures by the Marketing Fund in or affecting any geographic area are proportionate or equivalent to the contributions to the Marketing Fund by Friendly’s Restaurants operating in that geographic area or that any Friendly’s Restaurant will benefit directly or in proportion to its contributions to the Marketing Fund from the development of advertising and marketing materials or the placement of advertising.  Except as expressly provided in this Section 10, we assume no direct or indirect liability or obligation to you with respect to our maintenance, direction or administration of the Marketing Fund.  We have the right, and you hereby authorize us, to settle or otherwise compromise all disputes with regard to the Marketing Fund.  The Marketing Fund is not a trust.  We do not owe any fiduciary obligation to you for administering the Marketing Fund or for any other reason.

B.      BY FRANCHISEE.

You must participate in all advertising, marketing and promotional programs of the Marketing Fund.

In addition to all of your payments to the Marketing Fund described in paragraph 6.D., you also agree to spend annually for local advertising for the Restaurant, a percentage of the Net Sales at the Restaurant which is at least one-half percent (0.5%), but no less than the minimum percentage of Net Sales that Friendly’s commits to spend for local advertising for company-operated restaurants for our then-current fiscal year, and in no event more than one percent (1.0%) of Net Sales. .  We will advise you of our minimum commitment for local advertising for each fiscal year.  Without limitation, local advertising expenses for the Restaurant include advertising specifically for the Restaurant, such as a telephone directory advertisement, directional billboard or direct mail inserts for the Restaurant only, and include local promotional campaigns, such as local charity and youth group sponsorships.  The cost of menus and the value of coupon discounts are not included in local advertising expenses.

Prior to using any advertising or promotional material that you prepare for use in your local area, you must submit a specimen to us for our review and approval.  If you do not receive our written disapproval of the specimen within fifteen (15) days from the date we received it, materials that conform to the specimen will be deemed approved for your use, unless we later disapprove it, in which case you must promptly discontinue further use.

C.      BY COOPERATIVE.

Friendly’s may elect, in its sole discretion, to form (and you will contribute to) a cooperative marketing fund organized on a regional basis.  Franchisees must contribute to the cooperative marketing fund up to three percent (3%) of the Net Sales of each restaurant located within the region of the cooperative marketing fund.  Such contribution will offset on a dollar-for-dollar basis the Marketing Fund Fee referenced in paragraph 6.D. above.  Each company-operated restaurant within the region of the cooperative marketing fund will also contribute the same percentage of Net Sales to the cooperative fund, per restaurant within the region, as Franchisees.  Each franchised and company operated restaurant contributing to the cooperative will have one vote per restaurant in determining how the cooperative will apply the funds of such cooperative.

11.            RECORDS, REPORTS, FINANCIAL STATEMENTS AND CONDITION.

A.     RECORDS.

You must keep full, complete and accurate books and accounts with respect to the Restaurant, in accordance with generally accepted accounting principles and all requirements of law.  Unless we otherwise agree in writing, you must adopt our financial and operational reporting chart of accounts format, as set forth in the Operations Manual or otherwise furnished to you.  You must preserve, in the English language and for the time periods set forth below, all books of account, governmental reports, register tapes, guest checks, daily reports and complete copies of all federal and state income tax returns, property and sales and use tax returns and supporting documents relating to your business operations at the Restaurant (hereinafter called the “Records”), including but not limited to, daily cash reports; cash receipts journal and general ledger; cash disbursements journal and weekly payroll register; monthly bank statements, and daily deposit slips and canceled checks; all business tax returns; suppliers invoices (paid and unpaid); dated cash register tapes (detailed and summary); monthly profit and loss statements; weekly guest counts; records of promotion & coupon redemptions; records described in subparagraph 7.B.(9) above; and such other records and information as we may from time to time request.  With our prior written approval, you may preserve Records and submit reports electronically in accordance with our prescribed standards and requirements.

During the term of this Agreement, you must preserve and make available to us all Records for no less than your current fiscal year and your three (3) immediate-past fiscal years.  For three (3) years after the date of any transfer of the controlling interest in this Agreement, the transferor must preserve and make available to us all Records of the last three (3) fiscal years of the transferor’s operation under this Agreement.  For a period of three (3) years after the expiration of the term of this Agreement (or after any earlier termination thereof) you must preserve and make available to us all Records for the last three (3) fiscal years of your business operation at the Restaurant.

B.      REPORTS AND FINANCIAL STATEMENTS.

You will furnish us the following reports, in the form we prescribe:

(1)     by the tenth (10th) day of each calendar month for the preceding Fiscal Month, a report of the Net Sales of the Restaurant, other revenues generated at the Restaurant and other information we request.  This report must also include a statement computing amounts then due for Royalty Fees and Marketing Fund Fees and be certified by you or by your chief executive or financial officer;

(2)     by the twentieth (20th) day of each calendar month for the preceding Fiscal Month, a profit and loss statement for the Restaurant certified by you or by your chief executive or financial officer;

(3)     on Monday of each week, on our standard form, a signed weekly statement of the Restaurant’s Net Sales and guest counts for the seven (7) day period (Monday through Sunday) ending at the close of business on the preceding day, transmitted to us over the Internet (provided, however, for each week for which we are able to successfully obtain your weekly Net Sales directly from your RTS by electronic means, we will waive your requirement to provide us a weekly sales statement);

(4)     upon our request, such other data, information and supporting records for such periods as we reasonably require; and

(5)     within one hundred twenty (120) days after the end of your fiscal year, a fiscal year-end balance sheet, income statement and statement of changes in financial position (cash flow) of the Restaurant for such fiscal year, reflecting all year-end adjustments, compiled, reviewed or certified by an independent certified public accountant in compliance with standards established by the American Institute of Certified Public Accountants, and a statement of annual Net Sales certifying that your Net Sales for the immediately preceding fiscal year have been calculated and reported in compliance with the terms of this Agreement, each of which will be certified by you or your chief executive or financial officer.

C.      FINANCIAL CONDITION.

If at any time you are delinquent in the payment of any amount owed to us or our affiliates, you agree:  (1) upon our request, to furnish us income statements and balance sheets for such periods and as of such dates and all in such detail as we may request, for you and each entity affiliated with you, whether or not such entity conducts any business with the Restaurant, (2) that we may directly contact any lender, lessor, supplier or vendor for the purpose of obtaining information relating to the Restaurant and any lease or financial arrangements and you hereby authorize such persons to disclose all such information to us and, if you are an entity, you agree that we may contact any of your officers, directors, shareholders or partners for any purpose reasonably related to your undertakings contained in this Agreement and (3) to furnish, at our request, books of account, governmental reports, register tapes, guest checks, daily reports and complete copies of federal and state income tax returns, property and sales and use tax returns.

12.    INSPECTIONS AND AUDITS.

A.     FRIENDLY’S RIGHT TO INSPECT THE RESTAURANT.

In order to preserve the validity and integrity of the Marks and to determine whether you and the Restaurant are complying with this Agreement, and with specifications, standards and operating procedures we prescribe for the operation of Friendly’s Restaurants, we or our agents can, at any reasonable time, with or without prior notice:

(1)     inspect the Restaurant and the Premises;

(2)               observe, photograph and make audio and/or video recordings of the operations of the Restaurant (whether or not you are present);

(3)     remove samples of any food and beverage product, material or other products for testing and analysis;

(4)     interview personnel of the Restaurant;

(5)     interview customers of the Restaurant; and

(6)     inspect and copy any books, records and documents relating to the operation of the Restaurant.

To the fullest extent required by applicable law, you consent to our making audio and/or video recordings of the operations of the Restaurant.

You agree to cooperate fully with us in connection with any such inspection, observation, recording, product removal and interviews, including presenting to your customers any evaluation forms that we periodically prescribe and participating and/or requesting your customers to participate in any surveys performed by us or on our behalf.

B.      FRIENDLY’S RIGHTS UPON INSPECTION.

In the event of any unsatisfactory inspection, we will have, in addition to all other rights and remedies set forth in this Agreement, any one or more of the following rights:

(1)     We will have the right to require you to remove any item that fails to conform to applicable standards;

(2)     We will have the right to immediately remove or destroy any product that we believe to be hazardous, contaminated or to otherwise pose an imminent risk to public health or safety, or that otherwise materially fails to conform to applicable standards;

(3)     If we find the Premises to have a hazardous, unsafe, unhealthy or unsanitary condition and/or there is reason to believe that any product or products in the Restaurant are contaminated, and/or for any other reason of imminent risk to public health and safety, we will have the right to require you to immediately close and suspend operation of the Restaurant and/or to require such other actions as we, in our sole discretion, deem advisable.  You must notify us immediately of any suspected product contamination or other violation affecting public health or safety and to promptly take any action we require in response thereto.

(4)     We will also have the right to give you twenty-four (24) hours written notice requiring the correction of an unsafe, unhealthy, unsanitary or unclean condition.  If we elect to do so, and you do not timely correct the condition, we may enter the Restaurant, without being guilty of or liable for trespass or tort, and may cause the condition to be corrected at your expense and without prejudice to any other of our rights or remedies.

You will be solely responsible for all of losses, costs and other expenses incurred by either us or you in complying with the provisions of this paragraph 12.B.

C.      FRIENDLY’S RIGHT TO AUDIT.

We may at any time during business hours, and without prior notice to you, inspect and audit, or cause to be inspected and audited, the original business records, bookkeeping and accounting records, sales and income tax records and returns and other records of the Restaurant and the original books and records and tax returns of any entity which holds the License granted under this Agreement and to perform whatever tests and analyses we deem appropriate to verify Net Sales at the Restaurant.  You must cooperate fully with our representatives and any independent accountants that we hire to conduct any such inspection or audit.  If any such inspection or audit discloses an understatement of the Net Sales of the Restaurant, you will pay to us, within fifteen (15) days after receipt of the inspection or audit report, the Royalty Fees, and Marketing Fund Fees (and percentage rent, if applicable) due on the amount of such understatement, plus interest (at the rate and on the terms provided in paragraph 6.G, of this Agreement) from the date originally due until the date of payment.  Further, in the event such inspection or audit is made necessary due to (i) your failure to maintain your Restaurant Technology System in continuous operation, or (ii) your failure to furnish us with reports, supporting records other information or financial statements on a timely basis, or if an understatement of Net Sales for the period of any audit is determined by any such audit or inspection to be greater than two percent (2%), you will reimburse us immediately upon notice for the cost of the inspection or audit, including, without limitation, the charges of attorneys and independent accountants, and the travel, lodging and meal expenses and applicable per diem charges for our employees.  The foregoing rights will be in addition to all other remedies and rights that we may have under this Agreement or under applicable law, including the right to terminate this Agreement without opportunity to cure in the case of intentional under-reporting of Net Sales.

If we believe there may have been intentional under-reporting of Net Sales for the Restaurant, you and all your partners, members and shareholders, as applicable, will, upon our written demand, provide us, in addition to all of the Records described in Section 11, personal federal and state tax returns, personal bank statements, including deposit slips and canceled checks, and such other documents and information as we may in our sole discretion request in connection with our efforts to verify Net Sales reported by you under this Agreement.  Schedules to personal tax returns and other financial data which are unrelated to the business of the Restaurant need not be provided by any partner, member or shareholder who has not been active in the business, and, in addition, has not directly or indirectly owned or controlled a majority interest in the business at the Restaurant, alone or in conjunction with any other family member or related entity.

13.    TRANSFER OF LICENSE.

A.     BY FRIENDLY’S.

This Agreement is fully transferable by us and will inure to the benefit of any transferee or other legal successor to our interests in this Agreement.

B.      BY FRANCHISEE.

You may not transfer the License without our approval.  The rights and duties created by this Agreement are personal to you.  We have granted the License to you in reliance upon the individual and collective character, skill, aptitude, attitude, and business ability of the persons who will be engaged in the ownership and management of the Restaurant, your financial capacity and the representations and warranties made to us in your application, and the representations, warranties and covenants contained in this Agreement.  Accordingly, neither this Agreement nor the License (or any interest therein), nor any part or all of the ownership of Franchisee (if an entity) or the Restaurant (or any interest therein), may be transferred, in whole or in part, directly or indirectly, without our prior written approval, and any attempted transfer without our prior written approval will constitute a breach of this Agreement and convey no rights to or interests in this Agreement or the License.  As used in this Agreement the term “transfer” means and includes the voluntary, involuntary, direct or indirect assignment, sale, gift, pledge, grant of security interest or other transfer by you of any interest in:  (i) this Agreement or any related agreement between you and us; (ii) the License; (iii) the Franchisee; (iv) the Restaurant or (v) the Premises.  Provided that all conditions set forth in this Section 13 are satisfied, we will not unreasonably withhold our approval of any transfer by you.

This paragraph 13.B. does not apply to an interest in the Restaurant or the Premises conditionally transferred to a bona fide lender as collateral security for a loan to you or to any financing or refinancing structured as a sale-leaseback, provided that upon the sale of the Restaurant, it is simultaneously leased back pursuant to a Lease Agreement which is subject to our rights under this Agreement.  At no time, however, may a security interest be given in this Agreement or the License granted hereunder.

C.      OUR RIGHT OF FIRST REFUSAL.

If, at any time during the term of this Agreement and for a period of one year thereafter, you or any of your shareholders, members or partners has received and desires to accept a signed, bona fide written offer from a third party to purchase any interest in this Agreement, the License, the Restaurant, the Premises, or a controlling interest in the Franchisee-entity, you must submit to us an exact copy of the executed, written offer from a responsible and fully disclosed purchaser along with any other information that we may reasonably request.  We may, upon written notice to you within forty-five (45) days after the date of delivery of an exact copy of such offer and all requested information to us, elect to purchase such interest for the same price and on the same terms and conditions as are contained in such offer.  Regardless of the terms of the offer, we may, in our discretion, structure the transaction as an asset purchase, rather than a stock purchase, and to substitute cash for securities or other property as consideration.  If less than the entire interest in the Franchisee, this Agreement, the License, the Restaurant or the Premises is proposed to be sold, we can purchase the entire interest for a price equal to the proposed price plus a pro-rata increase based on the value of the interest to be purchased.  Our credit will be deemed equal to the credit of any proposed purchaser, and we will have not less than ninety (90) days to prepare for closing.  We will be entitled to all representations and warranties customarily given by the seller of assets of a business.  We will not be obligated to pay any finder’s or broker’s fee or commission.  Our exercise of our rights hereunder will not modify the transfer requirements of this Section 13 nor relieve you of your obligation to pay us the then-current transfer fee.

If we do not exercise our right of first refusal, the sale or other transfer may be completed pursuant to and on the terms of such offer, subject to our approval of the transfer as otherwise provided in this Agreement; provided, however, that if the proposed sale or other transfer is not completed within one hundred twenty (120) days after delivery of such offer to us, or if there is any change in the terms of the proposed transaction, we will have an additional right of first refusal for an additional thirty (30) days.

Our right of first refusal will not apply to the sale or transfer of an interest in this Agreement, the License, Franchisee, the Premises or the Restaurant to a member of the Seller’s immediate family or, if Franchisee is an entity, between or among previously approved owners of Franchisee, provided that such transfer is otherwise permissible under this Agreement.

D.      CONDITIONS FOR OUR APPROVAL OF YOUR TRANSFER.

The proposed transferee and its owners (if the proposed transferee is an entity) must meet our then applicable standards for Friendly’s Restaurant franchisees.  In addition, if the transfer is one of a series of transfers which in the aggregate constitute the transfer of the License or the Restaurant or a controlling interest in the Franchisee, all of the following conditions must also be met prior to, or concurrently with, the effective date of the transfer:

(1)     You must have operated the Restaurant for a period of not less than six (6) months prior to the proposed transfer;

(2)     You must pay and satisfy (i) all accrued money obligations to us, including but not limited to Royalty Fees, Marketing Fund Fees and all amounts owed to us or our parent, subsidiaries and affiliates, and (ii) your obligations to any third party that we have guaranteed, if any;

(3)     You must cure to our satisfaction any and all defaults under this Agreement or any other agreement between you and us;

(4)     The Restaurant, including equipment, signs, building, improvements, interior and exterior, must be in good operating condition and repair and in compliance with our then-current standards, including, without limitation, standards for replacements and additions;

(5)     The transferee and each partner, shareholder or member of the transferee, as the case may be, must be a United States citizen or lawful resident alien, of good moral character and reputation, must be creditworthy and must have sufficient business experience, aptitude and financial resources to operate the Restaurant.  Such qualifications include, without limitation, literacy and fluency in the English language sufficient, in our opinion, to communicate with employees, customers, and suppliers and to satisfactorily complete our training program, and such other tests and interviews as we reasonably require;

(6)     The transferee and its management personnel must have completed our training program to our satisfaction;

(7)     The transferee, including, where appropriate, all shareholders, members and partners of the transferee, must jointly and severally execute, on our then-current forms, a franchise agreement and all other standard ancillary agreements, including, but not limited to, an agreement, if applicable, that in the event the transferee will at any time be unable to make payments both to Friendly’s and to you for the purchase of the Restaurant, payments to Friendly’s, its affiliates and/or subsidiaries (including the Marketing Fund) will have priority;

(8)     You and/or the transferee must pay us our then-current transfer fee as set forth in our then-current Uniform Franchise Offering Circular;

(9)     You, and all of your partners, members, shareholders, officers and directors and any other owners must execute a general release in a form satisfactory to us, of any and all claims against us, our subsidiaries and affiliates, and our and their officers, directors, partners, employees and agents;

(10)   We must approve the material terms and conditions of such transfer, including, without limitation, our determination that the price and terms of payment are not so burdensome as to adversely affect the subsequent operation or financial results of the Restaurant.  This requirement creates no liability on our part to either you or your transferee, if we approve the transfer and the transferee later experiences financial difficulties;

(11)   The transferee may not be a limited partnership, trust or other entity we do not specifically authorize and approve;

(12)   You and your transferring owners must execute a non-competition covenant in favor of us and the transferee, containing the terms set forth in paragraph 15.A.;

(13)   The lessor and lender, if any, of the Premises must give you any and all required advance written consent to the transfer of the Premises, and you must provide us with a copy of such consent; and

(14)   You and your owners must guarantee the transferee’s financial obligations to us in its commitment agreement and license agreement for two (2) years from the date of transfer.

In addition, we reserve the right to promulgate, communicate and enforce such additional reasonable requirements as we may hereafter, in good faith, establish.

Neither you nor any lending institution may assert any security interest, lien, claim or right now or hereafter in the License or franchise agreement granted to the transferee, or, if applicable, our lease of the Restaurant.  Any security interest, lien, claim or right asserted with respect to any personal property at the above location will not include “after-acquired” property unless the same is subordinated to any subsequent lien for purchase-money financing of said after-acquired property.

E.      YOUR TRANSFER TO A WHOLLY-OWNED ENTITY.

If you are in full compliance with this Agreement, we will not unreasonably withhold our approval of a transfer to an entity which conducts no business other than the Restaurant (or other Friendly’s Restaurants), which is actually managed by you and in which you maintain management control and own and control one hundred percent (100%) of the equity and voting power of all issued and outstanding securities, provided that you guarantee, in accordance with our then current form, the performance of such transferee’s obligations under this Agreement.  Transfers of interests in such entity will be subject to the other provisions of this Section 13 and of Section 22.

F.      YOUR DEATH, DISABILITY OR INCAPACITY.

In the event of the death, permanent disability or mental incapacity of you or any partner, member or shareholder of your entity, as the case may be, the legal representative of the deceased, disabled or incapacitated party, as the case may be, together with all surviving partners, members or shareholders, if any, must, within six (6) months of such death, disability or mental incapacity, jointly apply in writing to transfer this Agreement or the interest of the affected party in this Agreement, to such person or persons as the legal representative may specify and who meets our then-current qualifications for franchisees and whom we approve.

If the legal representative and all surviving partners, members or shareholders, if any, do not propose a transferee acceptable to us under the standards set forth in this Agreement within the period set forth above, or if no transfer of the interest will have been accomplished consistent with the provisions of this Section 13 within one (1) year from the date of death, disability or mental incapacity, this Agreement will terminate forthwith and all rights licensed hereunder will automatically revert to us.  We will have the right and option, exercisable upon such termination, to purchase all furniture, fixtures, signs, equipment and other chattels at a price to be agreed upon by the parties or, if no agreement as to price is reached by the parties, at such price as may be determined by a qualified, independent appraiser approved by both parties, such approval not to be unreasonably withheld.  We will give you notice of our intention to exercise this option no later than twenty-one

(21) days prior to termination.  If you do not object to proposed appraiser within twenty (20) days after our notice, such appraiser will be deemed approved by both parties.

If the deceased, disabled or incapacitated party is also the General Manager of the Restaurant, then during the interim period until a transfer of the interest under this paragraph 13.F has taken place, the legal representative and surviving partners, members or shareholders will operate the Restaurant through a successor General Manager who we have approved.  If you fail to appoint a successor General Manager approved by us within ninety (90) days after the date of death, disability or mental incapacity of the General Manager we may terminate this Agreement after sending you a thirty (30) day written notice-to cure.

We may require a certified copy of an order of a court of competent jurisdiction over the estate of the deceased or incapacitated person, in which the legal representative or heir or legatee will be determined, and may rely on such certified copy for the purposes of this paragraph 13.F.  If not furnished with such certified copy of a court order, or in the event of a legal contest, we may decline, without liability, to recognize the claim of a party to such interest.  We will not be liable to any heir, next of kin, devisee, legatee, or legal representatives of a deceased or incapacitated person by reason of approval of a transfer of the interest to the surviving spouse or a child of the deceased, so long as such approval is not contrary to an order of a court of competent jurisdiction previously served on us.

G.      EFFECT OF OUR CONSENT TO YOUR TRANSFER.

Our consent to a transfer of this Agreement, the License, the Restaurant and/or an interest in the Franchisee-entity will not constitute a waiver of any claims we may have against you (or your owners if you are an entity), nor will it be deemed a waiver of our right to demand exact compliance with any of the terms or conditions of this Agreement by the transferee.

14.    CONDEMNATION AND CASUALTY.

You must give us immediate notice in writing of any fire or casualty at the Restaurant or of any proposed taking by eminent domain of the Restaurant or any means of access thereto or any portion of the Premises.  If we determine that (i) it is impossible or economically unreasonable to rebuild the Restaurant on the Premises or (ii) the taking will have a material, sustained adverse impact on the operation of the Restaurant on the Premises (or whatever remains thereof), we will permit you to transfer the License to a nearby location that you select within six (6) months of the casualty or taking, as the case may be.  If we approve the new location, and provided you are not in default of this Agreement, you must open a new restaurant at such approved location in accordance with our specifications within one (1) year of the closing of this Restaurant. The new restaurant will be deemed to be the Restaurant under this Agreement, for the balance of the term hereof.

Except for permanent closing authorized as stated above, if the Restaurant is damaged by fire or other casualty, you will expeditiously repair the damage.  If the damage or repair requires closing the Restaurant, you will diligently repair or rebuild the Restaurant in accordance with our standards, commencing reconstruction no later than four (4) months after the fire or casualty, and completing reconstruction in order to reopen the Restaurant for continuous business operations in no event later than twelve (12) months after the fire or casualty.  You will give us ample advance written notice of the date of reopening.  If the Restaurant is not reopened in accordance with this Section 14, the License and this Agreement will terminate as prescribed in Section 17.

Nothing in this Section 14 will extend the term of this Agreement, but you will not be required to pay us any Royalty Fees or Marketing Fund Fees for periods during which the Restaurant is closed by reason of condemnation or casualty.

15.    FRANCHISEE’S RESTRICTIVE COVENANTS.

A.     YOUR COVENANTS NOT TO COMPETE.

We have invested a substantial amount of time and money in developing the System, the Marks, and the Confidential Information and we would be unable to protect our System, the Marks, Confidential Information and trade secrets against unauthorized use or disclosure and would be unable to encourage a free exchange of ideas and information among us and our franchisees if prospective franchisees or franchisees were permitted to hold interests in or perform services for any competing business and that the following restrictions are reasonably required in order to protect our information, marketing strategies, operating policies and other elements of the System from unauthorized appropriation.  Therefore, except for the operation of additional Friendly’s Restaurants under licenses we grant you, you agree that (i) during the term of this Agreement, including any extension or renewal hereof, and (ii) for a period of two (2) years after expiration or termination of this Agreement, regardless of the cause of termination (hereinafter called the “Post-Term Period”), neither you nor any of your officers, directors, stockholders, members or partners, as the case may be, will own, maintain or otherwise have any direct or indirect or beneficial interest in or perform services as an officer, director, manager, employee or consultant or otherwise for any business which owns, operates, licenses, franchises or develops one or more food service establishments that are mid-scale priced, family style restaurants, including, but not limited to, Denny’s, Shoney’s, Big Boy, Country Kitchen, Bob Evans, Cracker Barrel, IHOP, Village Inn, Waffle House or similar establishments.  Notwithstanding the above, any food service establishment, whether or not it is a mid-scale priced family style restaurant, will be deemed to violate this restriction if frozen desserts comprise five percent (5%) or more of gross sales as measured on any six (6) month basis, including, but not limited to, Dairy Queen, Swensen’s, Carvel, Baskin-Robbins, Ben & Jerry’s, Cold Stone Creamery, TCBY or similar establishments.  With respect to the Post Term Period, this restriction will apply to any such competing activities within the Trade Area of this Restaurant or any other Friendly’s Restaurant operated by us or any other of our franchisees.  The term “Trade Area” will mean the geographic area surrounding a restaurant from which it draws the majority of its customers, as we reasonably determine at the time, but in no event shall be less than a radius of three (3) miles from such restaurant.  You acknowledge that the determination of the Trade Area is based on many factors, some of which are subjective, and that the Trade Area as described in this Agreement is reasonable under the circumstances.

With respect to the Post-Term Period, only, you may, upon written notice to us, seek arbitration, in accordance with Section 19 of this Agreement, of whether our determination of any Post-Term Trade Area is a reasonable restriction on your activities.  In such event, the decision of the arbitrator will be final and binding upon the parties.  You further agree that, if you request arbitration, you will not engage in competitive activities pending resolution of the dispute.

For purposes hereof, an indirect interest will be presumed to exist if such interest is that of the spouse or of a parent or child of another person, in addition to other forms of indirect or beneficial interests.  Such restriction will not apply to the ownership of shares of a class of securities listed on a stock exchange or traded on the over-the-counter market that represent five percent (5%) or less of the number of shares of that class of securities issued and outstanding.

This Agreement does not confer any rights of exclusivity on you with respect to your operation of a Friendly’s Restaurant within the Trade Area and will not prevent us from placing another Friendly’s Restaurant or other food service establishment within the Trade Area.

B.      YOUR ADDITIONAL RESTRICTIVE COVENANTS.

For and during the term of this Agreement and for the Post Term Period defined above, neither you nor any of your officers, directors, stockholders, members or partners, as the case may be, will do any of the following:

(1)     you will not divert or attempt to divert any business or customer of the Restaurant to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with our Marks and System; and/or

(2)     you will not offer to employ or employ any person who is then, or was within six (6) months prior thereto, employed by us, our affiliates or any other Friendly’s franchisee; and/or

(3)     you will not directly or indirectly contest or aid in contesting our right, or the right of any of our prospective franchisees to obtain a building permit, zoning variance or other governmental approval required for the development of another location as a Friendly’s Restaurant.; and/or

(4)     you will not violate the restrictions contained in paragraphs 3.C. and 5.B. of this Agreement.

C.      SCOPE AND APPLICABILITY.

The covenants contained in this Section 15 will be construed as severable and independent and will be interpreted and applied consistently with the requirements of reasonableness and equity.  If all or any portion of a covenant in this Section 15 is held unreasonable or unenforceable by a court, arbitration panel or other agency having valid jurisdiction in a decision to which we are a party, you expressly agrees to be bound by any lesser covenant included within the terms of such greater covenant that imposes the maximum duty permitted by law, as if the lesser covenant were separately stated in, and made a part of, this Section 15.  We will have the right, in our sole discretion, to reduce the scope of any covenant set forth in this Section 15, or any portion or portions thereof, without your consent, and you agree you will comply with any covenant as modified.

16.    DEFAULT.

A.     BY FRIENDLY’S.

We will have the right to cure any default under this Agreement for sixty (60) days after your written notice of such default is delivered pursuant to Section 21 hereof; provided, however that if such default cannot reasonably be cured within sixty (60) days, provided we commence to cure within sixty (60) days after your written notice is delivered and continue to diligently prosecute such cure to completion, we will not be deemed to be in breach hereunder.

B.      BY FRANCHISEE.

You will be in default under this Agreement:

(1)     If you become insolvent or make an assignment for the benefit of creditors, or if you file a petition in bankruptcy, or if such a petition is filed against and consented to by you or is not dismissed within thirty (30) days, or if you are adjudicated a bankrupt, or if a bill in equity or other proceeding for the appointment of a receiver or other custodian for your business or assets is filed and is consented to by you or is not dismissed within thirty (30) days, or if a receiver or other custodian is appointed, or if proceedings for composition with creditors under any state or federal law should be instituted by or against you, or if your real or personal property will be sold at levy thereupon by any sheriff, marshall or constable, or if you take action toward dissolving or liquidating the entity owning the License, or any such action is taken against you, without first complying with Section 13 of this Agreement; or

(2)     If you or any one of you or your shareholders, members or partners is convicted of or pleads guilty or “nolo contendere” to a felony, a crime involving moral turpitude, or any other crime or offense that we believe is injurious to the System, the Marks or the goodwill associated therewith, or if we have clear and convincing evidence that any of you committed such a felony, crime or offense; or

(3)     If you permit the use of the Restaurant or Premises for any illegal or unauthorized purpose, including, without limitation, palming off or substitution of products under the Marks or any other marks; or

(4)     If any other franchise agreement between you and us is terminated because of your default; or

(5)     If you have made any material misrepresentation or omission in the application for the License or this Agreement or in any other material submitted to us on which we have relied in determining whether to grant you the License; or

(6)     If you suffer or permit any expiration or termination of a lease, foreclosure of any mortgage, fire, casualty, condemnation or other event the result of which prevents your continued, uninterrupted exclusive possession and occupancy of the Premises, except as otherwise provided in Section 14 of this Agreement; or

(7)     If you fail to pay, perform, observe or comply with any of your duties and obligations under this Agreement; or if you fail to carry out in all respects your obligations under any lease, mortgage, equipment agreement, promissory note, conditional sales contract or other contract materially affecting the Restaurant, to which you are a party or by which your are bound, whether or not we are a party thereto.

C.      YOUR CURE PERIODS.

The following cure periods will apply to your default under this Agreement:

(1)     No Cure Period.  No cure period will be available if you are in default under subparagraphs 16.B.(1) through 16.B.(6) above; or if you abandon the Restaurant; or if you intentionally underreport Net Sales, falsify financial data or otherwise commit an act of fraud with respect to your acquisition of this License or your rights or obligations under this Agreement.  In addition, no cure period will be available for any default if you have received three (3) or more previous notices-to-cure for the same or a substantially similar default, whether or not you have cured the same, within the immediately preceding twelve (12) month period;

(2)     Cure on Demand.  You must cure on demand all “hazardous conditions” and remove and destroy on demand all “hazardous products” as set forth in paragraph 7.B.(6) and will cure any situation which poses an imminent risk to public health and safety as provided in paragraph 12.B.;

(3)     24 Hour Cure Period.  A twenty-four (24) hour cure period will apply to the violation of any law, regulation or government order relating to health, sanitation or safety; as provided in paragraph 12.B.(4), or if you cease to operate the Restaurant for a period of forty-eight (48) hours without our prior written consent (provided, however, that if you abandon the Restaurant, no cure period will apply);

(4)     Seven Day Cure Period.  A seven (7) day cure period will apply if you fail, refuse or neglect to pay when due any moneys owing to us, the Fund or our parent; or if you fail to maintain the insurance coverage set forth in paragraph 7.I. of this Agreement;

(5)     Thirty Day Cure Period.  Except as otherwise provided in this paragraph 16.B. you will have the right to cure any default under this Agreement within thirty (30) days after our written notice of default is delivered pursuant to Section 21 hereof, unless such default cannot reasonably be corrected within such thirty (30) day period and you undertake, within ten (10) days after such written notice is delivered to you, and continue efforts to bring the Restaurant and the Premises into full compliance, and furnish proof acceptable to us of such efforts and the date by which full compliance will be achieved; or

(6)     Statutory Cure Period.  If any statute of the state in which the Restaurant is located requires a cure period for a default that is longer than the applicable cure period specified in this paragraph 16.B., the longer statutory cure period will apply.

D.      INTEREST AND COSTS.

If you fail to cure a default within the applicable time period following notice set forth in paragraph 16.C. above, whether or not the Agreement is terminated as a result of your default, you will pay us all damages, costs and expenses, including, without limitation, interest at one and one-half percent (1.5%) per month or the highest permissible rate, and reasonable collection fees, investigation costs and attorneys’ fees incurred by us as a result of such default or termination.  All such interest, damages, costs and expenses may be included in and form part of the judgment awarded to us in any proceedings brought by us against you or any of you.

17.    TERMINATION.

If you fail to cure a default within the applicable period following notice set forth in subparagraphs 16.C.(1) through 16.C.(6) above, we may, in addition to all other remedies at law or in equity or as otherwise set forth herein, immediately terminate this Agreement and the License granted hereunder.  Such termination will be effective immediately upon your receipt of our written notice of termination.  Notwithstanding the foregoing, this Agreement will, to the extent not prohibited by law, terminate without our giving a notice of termination immediately upon the occurrence of any event described in paragraph 16.B.(1).

A.     NO LIMITATION.

In any judicial proceeding in which the validity of termination is at issue, we will not be limited to relying on the reasons for termination which are set forth in any notice sent to you in accordance with Section 16 above.

B.      YOUR RIGHT TO TERMINATE THIS AGREEMENT.

You may terminate this Agreement at any time by giving us at least twelve (12) months, but not more than fifteen (15) months, written notice, and complying with the liquidated damages provisions of paragraph 17.D. below.

C.      RIGHTS ARE CUMULATIVE.

Our rights to terminate this Agreement are in addition to all rights or remedies available at law or in equity in case of any breach, failure or default, or threatened breach, failure or default, all of which rights and remedies will be cumulative and not alternative.

D.      LIQUIDATED DAMAGES.

(1)     Except as otherwise provided in this Agreement, if this Agreement and the License granted hereby are terminated under or by reason of any of the provisions of Section 16 of this Agreement, or by reason of your exercise of your right under paragraph 17.B. above, you agree to promptly pay us (as liquidated damages for the loss of the benefit bargained for in this Agreement due to premature termination only, and not as a penalty or as damages for breaching this Agreement or in lieu of any other payment) a lump sum equal to the royalty fees and Marketing Fund contributions payable to us during the thirty-six (36) calendar months immediately preceding the termination.  If the Restaurant will not have been open for thirty-six (36) months prior to termination, the monthly average of such payments during such shorter period will be multiplied by thirty-six (36) for purposes of determining liquidated damages.  If there are fewer than thirty-six (36) months remaining in the term hereof, the amount that you agree to pay will be equal to the number of months remaining in the term of this Agreement multiplied by the average monthly royalty fees and Marketing Fund contributions payable to us during the thirty-six (36) months immediately preceding termination.

(2)     If we cannot determine the amount you owe by reason of your failure to submit some or all of your Net Sales reports as required pursuant to paragraph 11.B. of this Agreement, you agree that we may estimate the Net Sales of your Restaurant for the applicable periods described above for the purpose of computing the amount payable to us by you under this paragraph 17.D.

(3)     If we elect to and successfully obtain control and possession of the Premises and Restaurant, on terms and conditions satisfactory to us for the purpose of reopening the Restaurant, we will refund (or, if applicable, reduce our claim against you by) a pro rata portion of the liquidated damages paid or due us pursuant to this paragraph 17.D. based upon the number of full months the Premises reopens for business as a Friendly’s restaurant during the liquidated damage period following termination.  Such credit will not apply for any period in which you continue to operate the Restaurant following termination, with or without our permission.

E.      YOUR OBLIGATIONS UPON TERMINATION OR EXPIRATION.

Upon any termination or expiration of this Agreement, your License to use the Marks and the System and your right to operate the Restaurant under the Marks will immediately terminate, and:

(1)     You must pay to us, within fifteen (15) days after termination or expiration or such later date on which the amounts due to us are determined, all sums owing or accrued from you to us, including but not limited to, royalty fees, Marketing Fund contributions, amounts owed for your purchases from us or our parent, subsidiaries and affiliates, predecessors, successors and assigns, interest due on any of the foregoing, and all other amounts owed to us or our parent, subsidiaries and affiliates under this Agreement or otherwise and any costs and expenses, including reasonable attorneys’ fees, incurred by us by reason of your default; and

(2)     You must immediately cease to operate the Restaurant and not directly or indirectly at any time or in any manner identify yourself or any business as a current or former Friendly’s Restaurant, or as a franchisee or licensee of, or as otherwise associated with us, or utilize for any purpose any trade name, trade or service mark or other commercial symbol that suggests or indicates a connection or association with us.  You must also return to us any and all resalable inventory of our Proprietary Products for which you will be compensated at the lower of their cost or market value; and

(3)     You must immediately and permanently cease to use, by advertising or in any other manner whatsoever, any feature or method associated with the System, any or all of the Marks or any colorable imitation thereof and any other trade secrets, confidential information, operating manuals, slogans, trade dress, signs, symbols or devices which are part of our System or are otherwise used in connection with the operation of the Restaurant.  You agree that any unauthorized use of our trademarks, trade names, proprietary marks, and service marks after termination of this Agreement will constitute willful trademark infringement and will cause us irreparable harm; and

(4)     You must immediately cease to use in any business or otherwise any of our Confidential Information which has been disclosed to, learned by or acquired by you.  You must immediately return to us all copies of the Operations Manual and other Confidential Information in your possession (all of which you acknowledge to be our property), and will retain no copy or record of any of the foregoing, except your copy of this Agreement, any correspondence between the parties, and any other documents which you reasonably needs for compliance with any provision of law; and

(5)     You must immediately remove from the Premises, and return to us (or with our consent, destroy) any and all signs, menus, fixtures, furniture, furnishings, equipment, advertising, materials, stationery supplies, forms or other articles that display or contain any Mark or that otherwise identify or relate to a Friendly’s Restaurant; and

(6)     You must immediately remove all Marks that are affixed to uniforms and/or, at our direction, cease to use all uniforms that have been used in the Restaurant; and

(7)     You must, within five (5) days after termination or expiration, disconnect, withdraw and/or terminate any telephone listings and/or fictitious name registration containing the word “Friendly”.  Upon our written demand upon any termination, expiration or non-renewal of the License, you must assign to us any telephone number used in the operation of the Restaurant.  You hereby appoint us as your attorney-in-fact to do any act necessary to effect the intent of this paragraph; and

(8)     You must continue to comply with Section 15. of this Agreement, for the Post-Term Period specified therein.  If you begin to operate any other business, wherever situated, you will not, in connection with such other business or the promotion thereof, any reproduction, counterfeit, copy or colorable imitation of any of our Marks or trade dress; and you will not utilize any designation of origin or description or representation which falsely suggests or represent an association or connection with Friendly’s, whether or not it constitutes unfair competition; and.

(9)     You must, at our request, either terminate or assign to us any website that identifies you as currently or formerly associated with us or that displays any Mark, as well as any domain name of such website or any of your domain names (collectively the “Domain Names”), and you acknowledge that, between Friendly’s and Franchisee, Friendly’s has the sole right to any Domain Name; and

(10)   You must furnish to us within sixty (60) days after the effective date of termination or expiration, evidence satisfactory to us of your compliance with the foregoing obligations.

F.      OUR RIGHTS AND REMEDIES UPON TERMINATION.

If you fail to take such actions as required above to our satisfaction within thirty (30) days of termination or expiration of this Agreement, you grant us the right to enter the Premises to remove all items bearing the Marks and take such actions as we deem necessary to de-identify the Restaurant from the System without committing any trespass or incurring any liability for such actions. You will be responsible for all costs and expenses that we incur in taking such actions.

No right or remedy herein conferred upon or reserved to us is exclusive of any other right or remedy herein, or by law or equity provided or permitted, but each will be cumulative of every other right or remedy given hereunder.  You agree that the existence of any claims against us, whether or not arising from this Agreement, will not constitute a defense to the enforcement by us of any provision of this Agreement.

Nothing in this Agreement precludes us from seeking any remedy under federal or state law for willful trademark infringement, including, without limitation, injunctive relief.

Because the Restaurant is one of many restaurants within the System that sell similar products and services to the public, you agrees that your failure to comply with the terms of this Agreement would cause irreparable damage to Friendly’s and the System as a whole for which no adequate remedy at law may be available, including, without limitation, violations of standards, unhealthy, unsafe or unsanitary conditions, unauthorized use of the Marks and breaches under Section 17 of this Agreement.  In the event of your breach or threatened breach of any of the terms of this Agreement, we will be forthwith entitled to an injunction restraining such breach and/or to a decree of specific performance, without showing or proving any actual damage or irreparable harm or lack of an adequate remedy at law, and without the requirement for the posting of bond, which bond you hereby waive, until a final determination is made by a court of competent jurisdiction.  The foregoing remedy will be in addition to all other remedies or rights that you might otherwise have by virtue of your breach of this Agreement.

G.      CONTINUING OBLIGATIONS.

All obligations of Friendly’s and Franchisee which expressly or by their nature survive the expiration or termination of this Agreement will continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied in full or by their nature expire.

18.    RENEWAL OF LICENSE.

You have no unilateral right to renew or extend this Agreement or to obtain a new license to operate the Restaurant in the System beyond the expiration date provided for in this Agreement.  However, if you desire to obtain a new license upon the expiration of this Agreement, you must apply to us for a new license agreement at least ninety (90) days, but not more than twelve (12) months, before expiration of the term of this Agreement.  Upon payment of the then current renewal fee, which will not exceed the then current Initial Franchise Fee, we will process your application and in accordance with our procedures, criteria and requirements regarding upgrading of facilities, credit, market feasibility, your history of defaults under this Agreement and related criteria then being applied by us in issuing new licenses to use the System.  If you fulfill our upgrading and other then current requirements, we will grant you a new license in the form of agreement then in use by us.  If you are granted a new license, you (and if you are an entity, your owners) will be required to execute, in a form satisfactory to us, a general release of any and all claims against us and our subsidiaries, affiliates, partners, successors and assigns, and our and their respective officers, directors, shareholders, partners, agents, employees, representatives and servants, including claims arising under this Agreement and federal, state and local laws, rules and regulations.  If you are not granted a new license, we will return the renewal fee less expenses incurred in processing your application.

During the pendency of your application for the issuance of a new license, royalty fees and Marketing Fund contributions and other fees will be paid at the rate specified in this Agreement.  Upon issuance of the new license agreement, all such fees must be paid at the rates specified in the new license agreement, which may be greater than the rates specified in this Agreement, effective as of the date this Agreement expires or expired, as the case may be.

19.    ARBITRATION.

As used in this Section 19, the term “Dispute” means and encompasses all types of disagreements, controversies or causes of action, whether arising under common law or any state or federal statute and whether a claim, counterclaim or cross-claim.  As used in this Section 19, the terms “Friendly’s” “we” and “us” and “Franchisee” and “you” include, without limitation, the past and present employees, agents, representatives, officers, directors, shareholders, members, guarantors, sureties, parent corporations, subsidiary corporations, controlled affiliated entities, predecessors, successors and/or assigns of each party hereto.  The parties intend for these definitions to be given the broadest possible interpretation by a court of law.  Except as otherwise specified in this Section 19, all Disputes between Friendly’s and Franchisee, of whatever kind or nature, whether arising out of or relating to the negotiation, performance or breach of this or any other agreement or otherwise, must be settled by arbitration administered by a recognized independent alternative dispute resolution service to be selected by Friendly’s, such as, without limitation, the American Arbitration Association, CPR Institute for Dispute Resolution or JAMS/Endispute ( the “Arbitration Service”) under the then-current rules for commercial arbitration of the Arbitration Service (collectively the “Rules”), except as herein expressly modified.

A.     ELIGIBILITY AND PROCEDURES.

Either party (as “Claimant”) may initiate arbitration by delivering a notice of arbitration to the other party (“Respondent”) in accordance with Section 21 below.  The Claimant must initiate arbitration within two (2) years after the discovery of the facts giving rise to the claim or action, or within the time set forth in the statute of limitations applicable to the cause of action asserted, if less.  Any cause of action that is not initiated within the lesser period stated above will not be eligible for arbitration.  The arbitration will be deemed to have commenced on the date the Respondent receives the notice of arbitration from the Claimant.  The Claimant’s notice of arbitration must contain a general statement of the nature of the claim and the relief sought.  We will establish the identity of the selected Arbitration Service by written notice to you no later than fifteen (15) days after the Respondent receives the notice of arbitration.  Arbitration shall be by a single arbitrator, provided however, that either party may elect, within thirty (30) days after the Respondent receives the notice of arbitration, to require a panel of three (3) arbitrators.  Selection of the arbitrator(s) will be in accordance with the Rules of the Arbitration Service.  In addition to the qualifications set forth in the Rules, the aribitrator(s) must have prior experience in franchise arbitration.  All arbitration proceedings, including without limitation all conferences, preliminary and dispositive hearings will be conducted in the city closest to our principal place of business (currently Springfield, Massachusetts), unless otherwise required by law or if all parties agree to another venue.  The arbitrator(s) may issue such orders for interim relief as may be deemed necessary to safeguard the rights of the parties during the arbitration proceedings, but without prejudice to the ultimate rights of the parties, the final determination of the Dispute or the parties’ rights to seek equitable relief from a court of competent jurisdiction at any time during the term of the arbitration proceedings.

B.      ENFORCEABILITY AND EFFECT.

The decision of the arbitrator(s) will be final and binding on the parties hereto.  Judgment on the award, including, without limitation, any interim award for interim relief, rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The binding or preclusive effect of any award will be limited to the actual dispute or claim arbitrated, and to the parties, and will have no collateral effect on any other dispute or claim of any kind whatsoever.

C.      GOVERNING LAW.

The Federal Arbitration Act, 9 U.S.C. §§ 1-16, and related federal judicial procedure will govern this contract to the fullest extent possible, superceding all state arbitration law, irrespective of the location of the arbitration proceedings, the nature of the Dispute between the parties or the nature of the court in which any related judicial proceedings may be brought.  Except as provided in the preceding sentence respecting arbitration law, the resolution of all Disputes between the parties bound hereunder, whether in tort and regardless of the place of injury or the place of the alleged wrongdoing or whether arising out of or relating to the parties’ contractual relationship, will be governed by the laws of the Commonwealth of Massachusetts without regard to conflict of law principles.

D.      EXCEPTIONS TO ARBITRATION.

(1)     Friendly’s will have the right to litigate any one or more of the following causes of action, by filing a complaint in any court of competent jurisdiction:

(a)          The enforcement of an obligation to pay money to Friendly’s under an express term of any agreement;

(b)         Any action based upon an allegation of intentional underreporting of Net Sales by Franchisee;

(c)          Any action for declaratory or equitable relief, including, without limitation, seeking of preliminary and/or permanent injunctive relief, specific performance, other relief in the nature of equity or any action in equity to enjoin any harm or threat of harm to Friendly’s goodwill, Marks or its tangible or intangible property, brought at any time, including, without limitation, prior to or during the pendency of any arbitration proceedings initiated hereunder; or

(d)         Any action in ejectment or for possession of any interest in real or personal property.

(2)     Franchisee will have the right to litigate any action for declaratory or equitable relief, including, without limitation, seeking of preliminary and/or permanent injunctive relief, specific performance, other relief in the nature of equity or any action in equity to enjoin any harm or threat of harm to Franchisee’s interests, brought at any time, including, without limitation, prior to or during the pendency of any arbitration proceedings initiated hereunder.

(3)     If Friendly’s litigates any cause of action pursuant to subparagraph 19.D.(1) above, and if Franchisee files any counterclaim, cross-claim, offset claim or the like against Friendly’s in the litigation, Franchisee must waive the right to a trial by jury and the rights to any and all claim(s) for punitive, multiple and/or exemplary damages.  Otherwise, Franchisee must submit each such counterclaim, cross-claim, offset claim or the like to arbitration, if then available pursuant to this Section 19.

(4)     Disputes concerning the validity or scope of this Section 19 (Arbitration) are within the authority of the arbitrator(s), including, without limitation, whether a dispute is subject to arbitration hereunder.

E.      WAIVERS AND OTHER AGREEMENTS.

The parties hereto and each of them knowingly, voluntarily and intentionally agree as follows:

(1)     Each party expressly waives any and all rights to a trial by jury; and

(2)     Each party expressly waives any and all claims for punitive, multiple and/or exemplary damages, except that Friendly’s may at any time bring an action for willful trademark infringement and, if successful, receive an award of multiple damages as provided by law; and

(3)     Each party expressly agrees that no party may recover damages for economic loss attributable to negligent acts or omissions, except for conduct which is determined to constitute gross negligence or an intentional wrong; and

(4)     Each party expressly agrees that in the event of any final adjudication or applicable enactment of law that punitive, multiple and/or exemplary damages may not be waived by the parties, no recovery by any party in any forum will ever exceed two (2) times actual damages, except for an award of multiple damages to Friendly’s for willful trademark infringement, as provided by law; and

(5)     Each party expressly agrees that any and all claims and actions arising out of or relating to this Agreement, or the relationship of Friendly’s and Franchisee, or Franchisee’s operation of the Restaurant, brought in any forum by any party hereto against another, must be commenced within two (2) years after the discovery of the facts giving rise to such claim or action, or such claim or action will be barred.

(6)     Each party expressly agrees that it will not initiate or participate in any class action litigation claim against any other party hereto.

(7)     The foregoing provisions shall govern all Disputes, whether settled by arbitration or brought in any other forum.

F.      POST-TERM APPLICABILITY.

The provisions of this Section 19 will continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement, however effected.

20.    ENFORCEMENT.

A.     SEVERABILITY AND SUBSTITUTION OF VALID PROVISIONS.

Except as expressly provided to the contrary, each section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable and if, for any reason, any such provision of this Agreement is held to be invalid, contrary to, or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction in a proceeding to which we are a party, that ruling will not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise enforceable, all of which will continue to be given full force and effect and bind the parties to this Agreement, although any portion held to be invalid will be deemed not to be a part of this Agreement from the date the time for appeal expires, if you are a party thereto, or otherwise upon your receipt of a notice of non-enforcement thereof from us.  To the extent that any provision of subparagraph 13.D.(12) or paragraph 15.A. is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but could be made enforceable by reducing any or all thereof, you and we agree that such provisions will be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.  If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination of or refusal to renew this Agreement than is required under this Agreement, or the taking of some other action not required under this Agreement, or if under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement or any specification, standard or operating procedure we prescribe is invalid or unenforceable, the prior notice and/or other action required by such law or rule will be substituted for the comparable provisions of this Agreement, and we will have the right, in our sole discretion, to modify such invalid or unenforceable provision, specification, standard or operating procedure to the extent required to be valid and enforceable.  You agree to be bound by any promise or covenant imposing the maximum duty permitted by law which is contained within the terms of any provision of this Agreement, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions of this Agreement, or any specification, standard or operating procedure that we prescribe, any portion or portions which a court may hold to be unenforceable in a final decision to which we are a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order.  Such modifications to this Agreement will be effective only in such jurisdiction, unless we elect to give them greater applicability, and will be enforced as originally made and entered into in all other jurisdictions.

B.      WAIVER OF OBLIGATIONS.

You and we may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other under this Agreement, effective upon delivery of written notice thereof to the other or such other effective date stated in the notice of waiver.  Any waiver granted by us will be without prejudice to any other rights we may have, will be subject to continuing review by us, and may be revoked, in the good faith exercise of our sole discretion, at any time and for any reason, effective upon delivery to you of ten (10) days’ prior written notice.  You and we will not be deemed to have waived or impaired any right, power, or option reserved by this Agreement (including, without limitation, the right to demand strict compliance with every term, condition, and covenant herein, or to declare any breach thereof to be a default and to terminate the License prior to the expiration of its term), by virtue of any custom or practice of the parties at variance with the terms hereof; any failure, refusal, or neglect by you or us to exercise any right under this Agreement or to insist upon exact compliance by the other with its obligations hereunder.

C.      FORCE MAJEURE.

Neither you nor we will be liable for loss or damage or deemed to be in breach of this Agreement if a failure to perform particular obligations results from:  (i) transportation shortages, inadequate supply or unavailability from the manufacturers or suppliers of equipment, merchandise, supplies, labor, material, or energy, or the voluntary surrender of the right to acquire or use any of the foregoing in order to accommodate or comply with the orders, requests, regulations, recommendations, or instructions of any federal, state, or municipal government or any department or agency thereof; (ii) compliance with any law, ruling, order, regulation, requirement or instruction of any federal, state or municipal government or any department or agency thereof; (iii) acts of God; (iv) fires, strikes, embargoes, war or riot; or (v) any other similar event or cause.

Any delay resulting from any of such causes will extend the time for performance or excuse performance, in whole or in part, as may be reasonable, except that such causes will not excuse payments of amounts owed at the time of such occurrence or payment of any amounts due thereafter.

D.      INJUNCTIVE RELIEF.

You agree that we will have the right, without limitation, to preliminary injunctive relief to restrain any conduct by you in the development or operation of the Restaurant that could materially damage the goodwill associated with the System, the Marks and Friendly’s Restaurants.  We will not be required to post a bond to obtain injunctive relief.  Your only remedy if an injunction is entered against you will be the dissolution of that injunction, and you will not have any right to recover damages for wrongful entry of such an injunction.

E.      RIGHTS OF PARTIES ARE CUMULATIVE.

Your and our rights under this Agreement are cumulative and no exercise or enforcement by you or us of any right or remedy hereunder will preclude the exercise or enforcement by you or either of us of any other right or remedy hereunder or which you or we are entitled by law to enforce.

F.      COSTS AND ATTORNEYS’ FEES.

In any proceeding by either party to enforce or interpret any provision of this Agreement, or appeal thereof, the party prevailing in such proceeding shall be entitled to reimbursement of its costs and expenses, including but not limited to, reasonable accounting and attorneys’ fees.  Attorneys’ fees shall include, without limitation, reasonable legal and expert witness fees, cost of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses, whether incurred prior to or in preparation for or in contemplation of the filing of any written demand or claim, action, hearing or proceeding.  In any such proceeding involving more than one allegation, issue or provision of this Agreement under circumstances where neither party prevails on all allegations or issues, the presiding court or other body may apportion costs and expenses between the parties.

G.      VENUE AND JURISDICTION.

Except for arbitration, as required under Section 19 above, you agree that (i) we may institute any action against you to enforce the provisions of this Agreement in any state or federal court of competent jurisdiction in the state and county in which our principal place of business is then located and you irrevocably submit to the jurisdiction and venue of such courts and waive any objection you may have to either the jurisdiction or venue of such courts and (ii) any action brought by you to enforce any provision of this Agreement will be brought and maintained only in a state or federal court of competent jurisdiction in such county and state.  The provisions of paragraph 19.E above shall govern all Disputes, whether settled by arbitration or brought in any other forum.

H.      BINDING EFFECT.

This Agreement is binding upon the parties hereto and their respective executors, administrators, heirs, assigns and successors in interest, and will not be modified except by written agreement signed by both you and us.

I.       INTERPRETATION.

The preambles and exhibits are a part of this Agreement, which constitutes the entire agreement of the parties, and there are no other oral or written understandings or agreements between Friendly’s and the Franchisee relating to the subject matter of this Agreement except for the Development Agreement, certain portions of which survive the execution and delivery of this Agreement.  In the event of a conflict between this Agreement and the Development Agreement (if applicable), the provisions of this Agreement will control.  This Agreement may be modified only by a writing signed by both you and us.  Nothing in this Agreement is intended, nor will be deemed, to confer any rights or remedies upon any person or legal entity not a party hereto.  Except where this Agreement expressly obligates Friendly’s to reasonably approve or not unreasonably withhold its approval of any action or request by the Franchisee, Friendly’s has the absolute right to refuse any request by the Franchisee or to withhold its approval of any action or omission by the Franchisee.  The headings of the several sections and paragraphs hereof are for convenience only and do not define, limit, or construe the contents of such sections or paragraphs.  The term “attorneys’ fees” will include, without limitation, reasonable legal fees, whether incurred prior to, in preparation for or in contemplation of the filing of any written demand or claim, action, hearing or proceeding, including appellate proceedings, to enforce the obligations of this Agreement.  The term “family member” as used herein refers to parents, spouses, offspring and siblings, and the spouses of parents and siblings.  The term “affiliate” as used herein means any person or entity that directly or indirectly owns or controls, or is owned or controlled by, or is under common ownership or control with, another person or entity.  References to a “controlling interest” in the Franchisee will mean fifty percent (50%) or more of the voting control of the Franchisee or such lesser percentage that may have the power to control the management and affairs of the Restaurant or the Franchisee.  The term “Franchisee” as used herein is applicable to one or more persons, a corporation or a partnership or other entity, as the case may be, and the singular usage includes the plural and the masculine and neuter usages include the other and the feminine.  If two or more persons are at any time the Franchisee hereunder, whether or not as partners or joint venturers, their obligations and liabilities to Friendly’s will be joint and several.  This Agreement may be executed in counterparts, each of which will be deemed an original.

J.       TIME.

Time is of the essence of this Agreement.

21.    NOTICES AND PAYMENTS.

All written notices and reports permitted or required to be delivered hereunder will be deemed so delivered at the time delivered by hand, the day of transmission by facsimile or other electronic system, with a copy sent by an overnight commercial courier service one (1) business day after being placed in the hands of a commercial courier service for overnight delivery, or three (3) business days after placement in the United States Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid and addressed to the party to be notified at its most current principal business address of which the notifying party has been notified.  All payments and reports required by this Agreement will be directed to Friendly’s at the address notified to the Franchisee from time to time, or to such other persons and places as Friendly’s may direct from time to time.  Any required payment or report not actually received by Friendly’s during regular business hours on the date due (or postmarked by postal authorities at least two (2) days prior thereto) will be deemed delinquent.

22.    PROVISIONS APPLICABLE IF FRANCHISEE IS AN ENTITY.

You may be a sole proprietorship or organized as a general partnership, corporation or limited liability company.  You may not be a limited partnership, trust or other entity we have not specifically authorized herein or approved in writing.

A.     IF YOU ARE A CORPORATION.

You represent, warrant and agree that (i) you are organized under the laws of the state set forth at your signature below, (ii) your charter provides that your activities are limited to developing and operating Friendly’s Restaurants, (iii) you are and will remain duly organized and in good standing during the term of this Agreement, (iv) each of your stock certificates has and will have conspicuously endorsed upon it a statement that any assignment or transfer thereof is subject to all restrictions imposed upon transfers by this Agreement; (v) all your shareholders must enter into a written agreement, in a form satisfactory to us, to jointly and severally guaranty the full payment and performance of the corporation’s obligations to Friendly’s and to assume all personal obligations required of partners, members and/or shareholders contained in this Agreement;  and (vi) no new shares of your common or preferred voting stock will be issued to any person, persons, partnership, association, LLC or corporation without obtaining our prior written consent pursuant to Section 13 of this Agreement.  You will at all times maintain a current list of all owners of record and all beneficial owners of any class of your voting stock and you will furnish the list to us upon request.  You agree to complete and execute, from time to time upon our request, a Certificate of Resolution in form as attached hereto as Exhibit C-1.

B.      IF YOU ARE A LIMITED LIABILITY COMPANY.

You represent, warrant and agree that (i) you are a limited liability company (“LLC”) organized under the laws of the state set forth at your signature below, (ii) your Operating Agreement provides that your activities are limited to developing and operating Friendly’s Restaurants, (iii) you are and will remain duly organized and in good standing during the term of this Agreement, (iv) your Operating Agreement provides that any assignment or transfer of membership interests in the LLC is subject to all restrictions imposed upon transfers by this Agreement; (v) all your members must enter into a written agreement, in a form satisfactory to us, to jointly and severally guaranty the full payment and performance of the LLC’s obligations to Friendly’s and to assume all personal obligations required of partners, members and/or shareholders contained in this Agreement and (vi) no new membership interest(s) in the LLC will be created for, issued or granted to any person, persons, partnership, association LLC or corporation without obtaining our prior written consent, pursuant to

Section 13 of this Agreement.  You will at all times maintain a current list of all your members of record and you will furnish the list to us upon request. You agree to complete and execute, from time to time upon our request, a Certificate of Authority and Incumbency in form as attached hereto as Exhibit C-2.

C.      MANAGING OWNER/MEMBER.

You represent and warrant that your Managing Owner/Member designated in Exhibit C presently has and will have, throughout the term of this Agreement, the authority to bind you in any dealings with us, our parent, subsidiaries and affiliates and to direct any action necessary to ensure compliance with this Agreement and any other agreements relating to the Restaurant, Premises and License.  You agree to furnish us with such evidence as we may from time to time request.  We may fully rely upon these representations and warranties until such time as you notify us in writing of a change of your Managing Owner/Member.  No change in the Managing Owner/Member may be made without prior written notice to us.  If you wish to change your Managing Owner/Member, we must approve your proposed new Managing Owner/Member pursuant to our then-current criteria for Managing Owners/Members.  If your Managing Owner/Member dies or becomes disabled or incapacitated, you must, within sixty (60) days thereafter, name a new Managing Owner/Member approved by us pursuant to our then current criteria for Managing Owners/Members.

23.    ACKNOWLEDGEMENTS.

Contemporaneously with your execution of this Agreement, you have carefully reviewed and executed the Disclosure Acknowledgment Statement attached to and incorporated into this Agreement as Exhibit A.

You acknowledge that, due to the length of time we have been granting licenses to operate Friendly’s Restaurants or other food service concepts using the Marks, there is more than one form of license agreement in effect between us and our various franchisees and that such agreements contain provisions that may be materially different from the provisions contained in this Agreement and that you are not entitled to rely on any provision of any other such agreement, whether to establish course of dealing, waiver, estoppel or for any other purpose.

You acknowledge receiving a copy of this Agreement, the attachments hereto, and agreements relating hereto, if any, at least five (5) business days before the date you sign this Agreement.  You further acknowledge receiving our Uniform Franchise Offering Circular on or before the date of your first personal meeting with us, and no less than ten (10) business days before the date you execute this Agreement.

[SIGNATURE PAGE FOLLOWS]

The Undersigned Franchisee hereby grants Friendly’s the right to inspect the records of any of Franchisee’s suppliers and distributors of raw materials, food products, supplies and equipment and hereby authorizes such parties to release to Friendly’s records of the Franchisee’s purchases and deliveries, by electronic transfer or otherwise, at such times and places as Friendly’s may from time to time reasonably request.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement as of the Agreement Date.

Attest:	FRIENDLY’S RESTAURANTS FRANCHISE, INC., a Delaware corporation

By:	By:
Name:	Name:
Its:	Its:

The parties expressly acknowledge their understanding of the waiver of rights set forth in Section 19 of this Agreement.

FRANCHISEE
Attest/Witness:	Entity:
organized under the laws of the state of

By:	By:
Name:	Name:
Its:	Its:

Witness:	Individually:

By:
Name:

By:
Name:

EXHIBIT A

TO THE FRANCHISE AGREEMENT

BETWEEN

FRIENDLY’S RESTAURANTS FRANCHISE, INC.

AND

Dated:                                 , 2007

DISCLOSURE ACKNOWLEDGMENT STATEMENT

FRIENDLY’S RESTAURANTS FRANCHISE, INC. (“we” or “us”) through the use of this Disclosure Acknowledgment Statement, desires to ascertain that                                                            (“you”) fully understand and comprehend that your execution of this Franchise Agreement for a License to own and operate a Friendly’s Restaurant (the “Restaurant”) is a business decision, complete with its associated risks, and that it is our policy to verify that you are not relying upon any oral or written statements, representations, promises or assurances or visual observations relating to a Friendly’s Restaurant which have not been authorized by us.

1.          You recognize and understand that business risks, which exist in connection with the ownership, development and operation of any business, make the success or failure of the Restaurant subject to many variables, including such factors as your skills and abilities, competition, interest rates, the economy, inflation, store location, operation, labor and supply costs, lease terms and costs, the market place and others.  You acknowledge that you have conducted an independent investigation of the business venture contemplated by this Agreement and recognize that the success of the venture involves substantial business risk and will be primarily dependent upon your ability as an independent business person.  You hereby acknowledge your willingness to undertake these business risks.

2.          You acknowledge that you have received and had the opportunity to personally read and review, and that you comprehend and understand this Franchise Agreement.  You acknowledge that we have permitted you ample time and opportunity to consult with advisors of your own choosing about the potential benefits and risks associated with the operation of a Friendly’s Restaurant and of entering into this Franchise Agreement.  You also acknowledge that you have received and read carefully, and that you understand, the Uniform Franchise Offering Circular (the “Offering Circular”) prepared by us, and that we have not made any oral, written or visual claims, representations, promises, agreements, contracts, commitments, understandings or statements which contradict or are inconsistent with and not contained in the Offering Circular, except as follows (if no exceptions, write “None” and initial):

3.          You agree and acknowledge that your decision to enter into this business and undertake the risks inherent therein is in no manner predicated upon any oral, written or visual representations, assurances, warranties, guarantees or promises made by us or any of our directors, officers, employees or agents (including any broker) as to the likelihood of success of the Restaurant.

4.          We expressly disclaim the making of, and you acknowledge that you have not received or relied upon, any information, representations, warranties, guarantees, inducements, promises or agreements, express or implied, orally or otherwise, from us or any of our directors, officers, employees or agents (including any broker) concerning the actual, average, projected or forecasted sales, revenues, profits, earnings or likelihood of success that you might expect to achieve from operating a Friendly’s Restaurant, that are contrary to the statements made in the

Offering Circular, except as follows (if no exceptions, write “None” and initial):

5.          We expressly disclaim the making of, and you acknowledge that you have not received or relied upon, any promises, agreements, contracts, commitments, representations, understandings, “side deals” or other assurances, express or implied, orally or otherwise, that we have made to or with you with respect to any matter regarding advertising, marketing, television, radio or other media support, site location, market penetration, or training, operating and support assistance or other services, that are contrary to the statements made in our Offering Circular, except as follows (if no exceptions, write “None” and initial):

6.          You acknowledge that you have evaluated on your own and have made an independent investigation of the site for the Restaurant and the lease or purchase agreement for the site.  You acknowledge that you bear primary responsibility for selecting the site for the Restaurant and for negotiating the terms and conditions of your lease or purchase agreement for the site.

7.          You acknowledge that, although we have provided you with the plans and specifications for the Restaurant, have specified certain furniture, fixtures and equipment for the Restaurant, and have certain rights of review and/or approval under our Franchise Agreement with you, that you have not received or relied upon, and we have not made, any warranty whatsoever, of the Restaurant or the plans, specifications, furniture, fixtures and equipment.  You acknowledge that it is your sole responsibility to insure that the Restaurant’s construction or conversion remodeling complies with any and all applicable laws, codes or regulations.  You acknowledge that you are solely responsible for, and that we will have no liability or obligation, whatsoever, with respect to the plans, the construction or the conversion remodeling of the Restaurant.

8.          You agree and acknowledge that system uniformity is a material benefit of operating a franchise business and that a single system dispute resolution procedure significantly contributes to uniformity.  You have knowingly and willingly accepted arbitration and, unless limited by law, a uniform choice of law and venue.

9.          You understand that the Franchise Agreement is non-exclusive and that we or another franchisee may open one or more Friendly’s Restaurants, or other food service establishments, near your Restaurant.

FRANCHISEE:

By:
Name:
Its:

Individually:

EXHIBIT B

GUARANTY AND ASSUMPTION OF FRANCHISEE’S OBLIGATIONS

This Guaranty is from the undersigned officers, directors or owners of the Franchisee under the Franchise Agreement (the “Agreement”) dated the date hereof between FRIENDLY’S RESTAURANTS FRANCHISE, INC. (“Friendly’s”) and                                                                                (the “Franchisee”).

In consideration of and as an inducement to the execution of the Agreement by Friendly’s, each person signing this Guaranty hereby personally and unconditionally, jointly and severally:  (i) guarantees to Friendly’s and its successors and assigns that the Franchisee will punctually pay when due all amounts required to be paid under the Agreement and perform each and every undertaking, agreement and covenant set forth in the Agreement; and (ii) agrees to be personally bound by, and personally liable for the breach of, each and every provision in the Agreement, including, without limitation, provisions for non-competition, confidentiality, audits, transfer, arbitration, venue and jurisdiction.

Each of the undersigned waives:  (i) all rights to payments and claims for reimbursement or subrogation which any of the undersigned may have against Friendly’s arising or resulting from the undersigned’s execution of and performance under this Guaranty; (ii) acceptance and notice of acceptance by Friendly’s of the undersigned’s obligations under this Guaranty; (iii) notice of demand for payment of any indebtedness or nonperformance of any obligation guaranteed by the undersigned; (iv) protest and notice of default to any party with respect to the indebtedness or nonperformance of any obligations guaranteed by the undersigned; (v) any right the undersigned may have to require that an action be brought against the Franchisee or any other person as a condition of the undersigned’s liability; and (vi) all other notices and legal or equitable defenses to which the undersigned may be entitled in the undersigned’s capacity as guarantor.

Each of the undersigned consents and agrees that:  (i) the undersigned’s direct and immediate liability under this Guaranty will be joint and several; (ii) the undersigned will make any payment or render any performance required under the Agreement upon demand if the Franchisee fails or refuses punctually to do so; (iii) the undersigned’s liability will not be contingent or conditioned upon Friendly’s pursuit of any remedies against the Franchisee or any other person, including any other guarantor; (iv) the undersigned’s liability will not be diminished, relieved or otherwise affected by any extension of time, credit or other indulgence which Friendly’s may from time to time grant to the Franchisee, any guarantor or to any other person, including, for example, the acceptance of any partial payment or performance or the compromise or release of any claims and no such indulgence will in any way modify or amend this Guaranty; (v) the undersigned’s liability will not be diminished, relieved or otherwise affected by any amendment or modification to the Agreement and (vi) this Guaranty will continue and be irrevocable during the term of the Agreement and, as to those provisions of the Agreement that survive its termination or expiration, after its termination or expiration.

This Guaranty shall be governed by, and construed under, the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law principles.

WITNESS:	GUARANTOR(S):

, personally

, personally

, personally

, personally

Dated:

Friendly’s 2006 Franchise Agreement

Exhibit B

Friendly’s 2006 Franchise Agreement

EXHIBIT C-1

CERTIFICATE OF CORPORATE RESOLUTION

The undersigned officers hereby certify that they are the duly elected and acting officers of                                                         (the “Corporation”) and that the following is a true and correct copy of the resolutions adopted by the Board of Directors of the Corporation at a meeting duly called and held, at which meeting a quorum was present and acting throughout and that such resolutions have not been rescinded or modified and are now in full force and effect:

“RESOLVED, that this corporation enter into agreements with Friendly’s Restaurants Franchise, Inc. and/or its parent, affiliates or subsidiaries, as are necessary and proper to acquire an interest in the Friendly’s Restaurant located at                                                                            .

FURTHER RESOLVED, that any one of the officers of the corporation is authorized and directed to execute said agreements on behalf of this corporation, and to approve any modifications, extensions, amendments or terminations of said agreements as any said officer may deem to be in the best interests of the corporation, notwithstanding the fact that such documents as amended, modified, terminated or extended may differ from those presented at this meeting.”

We further certify that there is no provision in the Charter or By-Laws of the Corporation that limits the power of the Board of Directors to adopt the foregoing resolutions, and that the same are in conformity with the provisions of said Charter and By-Laws.

We further certify that the Corporation is duly organized under the laws of the state of                                    and the Corporation currently has issued and outstanding a total of                       shares of its capital stock, and all of the owners of stock and the number of shares owned by each are as follows:

Print or Type Shareholder’s Name	Social Security No.	Number of Shares Owned

   Þ  Attach an additional sheet, if needed.  The sum of shares must equal the total stated above.

We further certify that the following list sets forth the current Directors of the Corporation:

  Þ  print or type names of Directors above.

We further certify that the Corporation’s federal tax identification number (FEI) is                         .

We further certify that the “Managing Owner” designated by the Corporation pursuant to Section 22 of the Franchise Agreement is:

Print or Type Name:	Title:	Signature of Managing Owner:

We further certify that each of the Corporation’s stock certificates has conspicuously endorsed thereon the following statement:

“The shares represented by this certificate are held subject to restrictions imposed on transfers by a certain Franchise Agreement between the corporation and Friendly’s Restaurants Franchise, Inc.”

IN WITNESS WHEREOF, we have hereunto each subscribed our name under the penalties of perjury on or as of the date of this Franchise Agreement.

The following are names and official signatures of the present officers of the Corporation:

Print or Type Name:	Signature of Officer:

President

Treasurer

Secretary (Clerk)

Vice President

Vice President

EXHIBIT C-2

CERTIFICATE OF AUTHORITY AND INCUMBENCY
BY MEMBERS OF A LIMITED LIABILITY COMPANY

The undersigned individuals hereby certify that we are all of the members of                    , a Limited Liability Company (“LLC”) duly organized under the laws of the state of                           ;

We further certify that the following member (the “Managing Member”) is authorized to execute, on behalf of the LLC, any agreements with Friendly’s Restaurants Franchise, Inc. and/or its parent, affiliates or subsidiaries (collectively “Friendly’s”), as are necessary and proper to acquire an interest in the Friendly’s Restaurant located at                                                                                                        .  We further certify that the Managing Member is authorized to make such modifications, extensions, amendments or termination of said agreements as the member may at any time deem to be in the best interest of the LLC and that there is no provision of the LLC’s Organization Agreement which limits the power of the Managing Member to bind the LLC to contracts with Friendly’s.

The name and specimen signature of the Managing Member of the LLC is as follows:

Print or Type Name:	Signature of Managing Member:

Friendly’s may rely upon this authorization until such time as the LLC submits and Friendly’s approves a successor Managing Member.

We acknowledge that any transfer of an interest in the LLC is subject to all restrictions imposed on transfers by the Friendly’s Franchise Agreement.

We further certify that the LLC’s federal tax identification number (FEI) is                        .

We further certify that the members own the percentage interest in the LLC stated below:

IN WITNESS WHEREOF, we have hereunto each subscribed our name under the penalties of perjury on or as of the date of this Franchise Agreement.

MEMBER: (type or print name)	% INTEREST:		SIGNATURE:

%
ssn:

%
ssn:

%
ssn:

%
ssn:

EXHIBIT D

SPECIAL TERMS AND CONDITIONS APPLICABLE TO

FRANCHISEE’S CONSTRUCTION AND OPENING OF A NEW RESTAURANT

You intend to build a new Friendly’s® Restaurant at the Premises set forth in Item A of the Contract Data Schedule of this Agreement.  In order to achieve reasonable uniformity in the System, the Restaurant must be constructed (or remodeled for conversion, as the case may be), furnished and equipped in strict compliance with our standards, specifications, procedures and requirements, including our generic, prototypical plans and specifications for the building design and configuration approved for the Premises (collectively, our “Requirements”).  In order to facilitate your obtaining financing and other needed resources, we have elected to enter into this Franchise Agreement prior to having the opportunity to ensure that the Restaurant has been built in accordance with all of our Requirements.  Accordingly, you acknowledge and agree that your right to commence operations of your Restaurant under the terms of this Agreement is subject to the condition that you will strictly comply with all of our Requirements and procedures, as set forth in both your Development Agreement and this Agreement.  You further agree not to open the Restaurant for business until we authorize you in writing to do so.  In consideration of our conditional grant of a franchise to you for the Premises, you hereby agree as follows:

1.     Net Worth and Liquidity Requirements.  Until the Restaurant opens for business at the Premises, you agree you will maintain and preserve your Net Worth, (defined as the excess of your assets, excluding homes, furnishings and automobiles and any intangibles such as goodwill, over your liabilities) at or above the Net Worth you represented to us in the financial statements you submitted to us in connection with your approval as franchisee.

2.     Real Estate Control.  If, twelve (12) months after the date of this Agreement, (a) you have failed to obtain possession of the Premises by purchase or lease, or (b) you have failed to obtain all necessary permits, licenses and local governmental approvals needed to commence construction and operation of the Restaurant at the Premises, we will have the right to terminate this Franchise Agreement by written notice to you, upon the occurrence of which, all rights and obligations hereunder shall immediately cease and be of no further force and effect.

3.     No Liability.  Our consent regarding the Premises is not a representation or a warranty that the Restaurant will be profitable or that you will achieve any particular level of sales at the Restaurant.  It merely means that the Premises have met certain minimum criteria we have established for identifying suitable sites for proposed Restaurants in the region in which the Premises are located.  You acknowledge that restaurant development is not a precise science and agree that our consent regarding the Premises does not impose any liability or obligation upon us.  The decision to proceed to develop the Restaurant under this Agreement is yours, alone.

4.     Design Approval.  We will furnish you a set of our prototypical plans and specifications (the “Friendly’s Plans”).  The Friendly’s Plans are and at all times shall remain our exclusive property.  You must employ a licensed architect (your “Architect”) to develop a complete set of plans and specifications for the Restaurant in accordance with our Requirements and the laws, codes and regulations of the jurisdiction in which the Premises are located (your “Proposed Plans”).  You must submit your Proposed Plans to us for our review and written approval.  If we require changes, you must revise your Proposed Plans and resubmit them to us.  You must not commence construction until after your Proposed Plans have received our written approval (the “Approved Plans”).

NEITHER YOU NOR YOUR ARCHITECT SHALL OBTAIN ANY RIGHTS OF OWNERSHIP, USE OR REUSE IN OUR PROTOTYPICAL PLANS AND SPECIFICATIONS OR IN ANY AND ALL OF YOUR ARCHITECT’S ADAPTATIONS THEREOF, EXCEPT AS IS NECESSARY TO CONSTRUCT THE RESTAURANT.

5.     No Modifications.  Once we have approved your plans and specifications for the Restaurant at the Premises, there can be no further material change in the site plan, building plans, specifications or zoning approvals without our approval.  Without limiting the generality of the foregoing, you must notify us of all modifications required to be made by any governmental agency or other third party, and obtain our prior written approval.  We may disapprove any material modification that results in non-compliance with our Requirements.  If the party requiring the modification refuses to compromise the change in order to comply with our Requirements, we may then terminate this Agreement by written notice to you.

6.     Environmental & ADA Compliance.  It is your responsibility to obtain satisfactory evidence and/or assurance that the Premises and all structures thereon are free from environmental contamination and in compliance with the requirements of the Americans With Disabilities Act (“ADA”).  We assume no responsibility for evaluation of the soil or subsoil on the Premises for hazardous substances or unstable conditions, inspection of any structure on the Premises for asbestos or other hazardous materials or compliance with the ADA.

7.     Orientation and Training.  Your designated representatives must successfully complete our initial training programs at least thirty (30) days prior to the opening of the Restaurant.  You will pay all costs and expenses incurred directly or indirectly in connection with such training, including travel, lodging and compensation, except that you will not be required to pay any tuition or participation charge to us.  We will not provide any training in your Restaurant until you have received a certificate of occupancy or its equivalent from the appropriate public official.

8.     Construction.  You must commence construction within twelve (12) months after the date of this Agreement.  If you fail to do so, we may, in our sole discretion, terminate this Agreement by written notice to you.  Commencement of construction means, in the case of new construction, excavation for footings, or, in the case of remodeling, demolition.

A.         Before construction commences, you and your contractor(s) must obtain and maintain a comprehensive general liability insurance policy that conforms to subsection 7.I. of this Agreement.  Coverage under such insurance shall include operations, premises liability, independent contractor’s coverage, contractual liability and automobile liability (owned and non-owned).  Prior to commencing construction, you must furnish us with an insurance certificate evidencing the foregoing policy and that all contractors have procured worker’s compensation insurance covering all persons employed in construction of the Restaurant.

B.         Once commenced, you will ensure that construction is diligently prosecuted to completion, suffering only delays caused by circumstances beyond your control.  During the course of construction, we will have access to the Premises at all times, to inspect construction in progress and ensure compliance with our Requirements.  You will cause your architects, engineers, contractors and subcontractors to cooperate fully with us for the purpose of permitting us to inspect the Restaurant. Without limiting the generality of the foregoing, you must supply us with such samples of construction or remodeling materials, test borings, corings, supplies, equipment and other materials and reports as we may request.

C.         Neither Friendly’s nor any of our employees will act as your architect or agent.  The duties of our construction representatives are limited solely to assuring us that you are complying with our Requirements on the Premises. You expressly agree not to rely upon any opinions expressed by any of our employees or agents regarding structural integrity, safety or construction procedures, building codes or ordinances or other matters properly within the responsibility of your architect.  We assume no liability or responsibility for architectural or engineering judgments outside the scope of the duties stated above.

D.         You will bear the entire cost of constructing and equipping the Restaurant, including, without limitation, the cost of all professional fees, licenses and permits, building contracts, fixtures, furnishings, equipment, signs, pylons, decor, landscaping, supplies and other items required by the Plans, your lease, all applicable laws, codes and ordinances and this Agreement.  You agree to furnish us, within ninety (90) days after the Restaurant opens, a report in a form prescribed by us, certifying all such costs.

E.          Except in the case of delay caused by us, if the Restaurant does not commence to open and serve the general public within fifteen (15) months after the date of this Agreement, we will have the right, in our sole discretion, to terminate this Agreement by written notice to you.  If you have been unavoidably delayed by act of God, government restrictions, labor difficulties, inability to obtain building materials or similar circumstances not within your control, you may submit to us a written request for a new Franchise on our then-current franchise agreement and with our then-current fees.  Subject to your obligation to substantiate the cause(s) for delay, and to meet our then-current requirements for franchisee candidates, we will not unreasonably withhold our approval.  Your Initial Franchise Fee under this Agreement will be credited toward the initial franchise fee due under the new franchise agreement.

9.     Conditions for Opening.

A.            Before you open the Restaurant to commence serving the general public, you must obtain our final written approval of your construction of the site improvements, building and landscaping, as appropriate, and installation of all furniture, signs and equipment.  Our approval does not mean that we represent or warrant that the Restaurant was constructed in accordance with any architectural, engineering or legal standard(s) for design or workmanship and you agree that our approval of construction of the Restaurant will not impose any liability or obligation upon us.  Our approval merely means that we are satisfied that the Restaurant substantially complies with our Requirements.  If we request, your Architect must certify to us in writing that the Restaurant has been constructed or remodeled in strict compliance with the Approved Plans, as well as all applicable codes or other requirements of applicable law.

B.            You must also comply with all the conditions of subsection 1.B. of this Agreement before you open the Restaurant for business.

C.            As soon as we have approved that your construction and equipping of the Restaurant are substantially complete and that all conditions required for opening the Restaurant have been met, you will promptly open the Restaurant to serve the general public.

Initial:
Initial:
Friendly’s:
Franchisee:

EXHIBIT E

SPECIAL TERMS AND CONDITIONS APPLICABLE TO

A FRANCHISEE OR AFFILIATED FRANCHISEES

THAT OPERATE MULTIPLE FRIENDLY®’S RESTAURANTS

SUPERVISION OF MULTIPLE RESTAURANTS.

In addition to your obligations with respect to managing the Restaurant set forth in section 7.H. of this Franchise Agreement, you further agree you will at all times comply with the standards and requirements we establish and from time to time revise, for the supervision of multiple Friendly®’s Restaurants, including, without limitation, employment of such multiple-unit supervisory personnel as shall be needed to ensure your consistent operational responsibility for all Restaurants now or hereafter operated by you (and your affiliated franchisees, if applicable).  Your Restaurant Managers must at all times be under the direct supervision of a multiple unit supervisor.  Your multiple-unit supervisor(s) must: (a) have such qualifications and experience as we will reasonably require, (b) must be literate and fluent in the English language, (c) must have satisfactorily completed our required training programs and (d) must devote their full time and effort exclusively to supervising the operation of Friendly’s Restaurants.

Initial:
Initial:
Friendly’s:
Franchisee:

STATE RIDER (IF APPLICABLE)

(ILLINOIS, MARYLAND, NEW YORK & RHODE ISLAND)

RIDER TO THE

FRIENDLY’S RESTAURANTS FRANCHISE, INC.

FRANCHISE AGREEMENT

FOR USE IN ILLINOIS

This Rider to the Franchise Agreement is entered into this           day of                 , 200  , by and between FRIENDLY’S RESTAURANTS FRANCHISE, INC., a Delaware corporation (referred to herein as “we” or “us”), and                                                                     (“referred to herein as “you”).

1.       Background.  The parties have entered into that certain Franchise Agreement dated                                              ,               (the “Agreement”) concurrently with this Rider.  This Rider is annexed to and forms part of the Agreement.  To the extent this Rider shall be deemed inconsistent with the Agreement, the terms of this Rider shall govern.  This Rider is being executed because (a) the offer or sale of the franchise contemplated by the Agreement was made in Illinois and the Restaurant to be operated by you pursuant to the Agreement will be located in Illinois, and/ or (b) you are a resident of Illinois.

2.       Governing Law.  Section 19.C. of the Agreement is hereby deleted in its entirety and the following shall be substituted in its place:

C.         GOVERNING LAW.

The Federal Arbitration Act, 9 U.S.C. §§ 1-16, and related federal judicial procedure will govern this contract to the fullest extent possible, excluding all state arbitration law, irrespective of the location of the arbitration proceedings, the nature of the dispute between the parties or the nature of the court in which any related judicial proceedings may be brought.  Except as provided in the preceding sentence respecting arbitration law, the resolution of all disputes between the parties bound hereunder, whether in tort and regardless of the place of injury or the place of the alleged wrongdoing or whether arising out of or relating to the parties’ contractual relationship, will be governed by the law of the Commonwealth of Massachusetts without regard to conflict of law principles.  However, Illinois law shall govern if the jurisdictional requirements of the Illinois Franchise Disclosure Act, as amended, are met.

3.       Waivers and Other Agreements.  Section 19.E. of the Agreement is hereby amended to delete subsection (i), mutual waiver of trial by jury, which shall be null and void.

4.       Venue and Jurisdiction.  Section 20.G. of the Agreement is hereby deleted in its entirety.

5.       Interpretation.  Nothing contained in Section 20.I. of the Agreement shall be deemed to waive your reliance on our most recent Uniform Franchise Offering Circular delivered to you before you enter into this Agreement.

6.       Application.  Each provision of this Rider to the Agreement shall be effective only to the extent, with respect to such provision, that the jurisdictional requirements of the Illinois Franchise Disclosure Act, Ill. Comp. Stat § 705/1 et. seq., as amended, or the rules and regulations promulgated thereunder, are met independently without reference to this Rider.

IN WITNESS WHEREOF, the parties hereto have duly executed this Rider on the day and year first above written.

FRIENDLY’S RESTAURANTS FRANCHISE, INC.

By:
Name:
Its:

FRANCHISEE:

By:
Name:
Its:

INDIVIDUALLY:

RIDER TO THE FRIENDLY’S RESTAURANTS FRANCHISE, INC.

FRANCHISE AGREEMENT

FOR USE IN MARYLAND

In recognition of the requirements of the Maryland Franchise Registration and Disclosure Law, Md. Code Bus. Reg. Sections 14-201 through 14-233, the parties to the attached Friendly’s Restaurants Franchise Agreement, agree as follows:

1.     Conditions for Approval of Transfer.  The following language is added to the end of Section 13.D.(9) of the Franchise Agreement:

, excluding any claims that may arise under the Maryland Franchise Registration and Disclosure Law.

2.     Termination of the License.  The following language is hereby added to the end of Section 16.B.(1) of the Franchise Agreement:

, however such provision may not be enforceable under federal bankruptcy law (11 U.S.C. Section 101 et seq.);

3.     Renewal of License.  The following language is added to the end of the second to last sentence of the first paragraph of Section 18 of the Franchise Agreement:

, excluding any claims that may arise under the Maryland Franchise Registration and Disclosure Law.

4.     Governing Law.  Section 19.C. of the Franchise Agreement is hereby deleted in its entirety and the following shall be substituted in its place:

G.   GOVERNING LAW.

The Federal Arbitration Act, 9 U.S.C. §§ 1-16, and related federal judicial procedure will govern this contract to the fullest extent possible, excluding all state arbitration law, irrespective of the location of the arbitration proceedings, the nature of the dispute between the parties or the nature of the court in which any related judicial proceedings may be brought.  Except as provided in the preceding sentence respecting arbitration law and excluding any claims arising under the Maryland Franchise Registration and Disclosure Law, the resolution of all disputes between the parties bound hereunder, whether in tort and regardless of the place of injury or the place of the alleged wrongdoing or whether arising out of or relating to the parties’ contractual relationship, will be governed by the laws of the Commonwealth of Massachusetts without regard to conflict of laws rules.

5.     Waiver of Rights (Limitation of Actions).  The following language is added to the end of Section 19.E.(5) of the Franchise Agreement:

; provided, however, that the limitation of such claims shall not act to reduce the three (3) year statute of limitations afforded you for bringing a claim under the Maryland Franchise Registration and Disclosure Law.

6.     Waiver of Obligations.  The following language is added to the end of Section 20.B. of the Franchise Agreement:

Such representations are not intended to nor shall they act as a release, estoppel or waiver of any liability incurred under the Maryland Franchise Registration and Disclosure Law.

7.     Venue and Jurisdiction.  Section 20.G. of the Franchise Agreement is hereby deleted in its entirety and the following shall be substituted in its place:

G.   VENUE AND JURISDICTION.

Subject to the provisions of Section 19 above, you agree that we may institute any action against you to enforce the provisions of this Agreement in any state or federal court of competent jurisdiction in the state and county in which our principal place of business is then located, excluding any claims arising under the Maryland Franchise Registration and Disclosure law, and you irrevocably submit to the jurisdiction and venue of such courts and waive any objection you may have to either the jurisdiction or venue of such courts.  You agree that any action brought by you to enforce any provision of this Agreement will be brought and maintained only in a state or federal court of competent jurisdiction in the county and state in which our principal place of business is then located, excluding any claims arising under the Maryland Franchise Registration and Disclosure Law, which claims you can bring and maintain in a court of competent jurisdiction in Maryland.

8.     Acknowledgments.  The following language is added to the end of Section 23 of the Franchise Agreement:

Such representations are not intended to nor shall they act as a release, estoppel or waiver of any liability incurred under the Maryland Franchise Registration and Disclosure Law.

Each provision of this Rider shall be effective only to the extent, with respect to such provision, that the jurisdictional requirements of the Maryland Franchise Registration and Disclosure Law (Md. Code Bus. Reg. Sections 14-201 through 14-233) are met independently without reference to this Rider.

Except as set forth in this Rider, the provisions of the Franchise Agreement shall remain effective as provided therein.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Rider on                                               , 200   .

FRIENDLY RESTAURANTS FRANCHISE, INC.	FRANCHISEE:

By:	By:

Its.	Its:

INDIVIDUALLY:

RIDER TO THE DISCLOSURE ACKNOWLEDGEMENT STATEMENT

(EXHIBIT A TO THE FRIENDLY’S RESTAURANTS FRANCHISE, INC.
FRANCHISE AGREEMENT)
FOR USE IN MARYLAND

1.     The following language is added to the end of the Disclosure Acknowledgement Statement (Exhibit A to the Franchise Agreement):

Such representations are not intended to nor shall they act as a release, estoppel or waiver of any liability incurred under the Maryland Franchise Registration and Disclosure Law.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Rider on                                              , 200   .

FRIENDLY’S RESTAURANTS FRANCHISE, INC., a Delaware corporation

By:
Name:
Its:

ACCEPTED AND AGREED TO BY:

FRANCHISEE: if corporation:

By:
Name:
Its:

if partnership:

By:

Individually:

RIDER TO THE FRIENDLY’S RESTAURANTS FRANCHISE, INC.

FRANCHISE AGREEMENT

FOR USE IN NEW YORK

1.     Conditions for Approval of Transfer.  The following language is added to the end of Section 13D(9) of the Franchise Agreement:

; provided, however, that all rights enjoyed by you and any causes of action arising in your favor from the provisions of Article 33 of the General Business Law of the State of New York and the regulations issued thereunder shall remain in force; it being the intent of this proviso that the non-waiver provisions of GBL 687.4 and 687.5 be satisfied.

2.     Renewal of Franchise.  The following language is added to the end of the second to last sentence of the first paragraph of Section 18 of the Franchise Agreement:

; provided, however, that all rights enjoyed by you and any causes of action arising in your favor from the provisions of Article 33 of the General Business Law of the State of New York and the regulations issued thereunder shall remain in force; it being the intent of this proviso that the non-waiver provisions of GBL 687.4 and 687.5 be satisfied.

3.     Governing Law.  The following language is added to the end of Section 19.C. of the Franchise Agreement:

; however, the governing choice of law shall not be considered a waiver of any right conferred upon you by the provisions of Article 33 of the General Business Law of the State of New York.

4.     Venue and Jurisdiction. The following language is added to the end of Section 20.G. of the Franchise Agreement:

This section shall not be considered a waiver of any right conferred upon you by the provisions of Article 33 of the General Business Law of the State of New York.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Rider on                                                         , 200   .

FRIENDLY’S RESTAURANTS FRANCHISE, INC.		FRANCHISEE:

By:	By:

Its:	Its:

INDIVIDUALLY:

RIDER TO THE FRIENDLY’S RESTAURANTS FRANCHISE, INC.

FRANCHISE AGREEMENT

FOR USE IN RHODE ISLAND

1.     Governing Law.  Section 19.C. of the Franchise Agreement is hereby deleted in its entirety and the following shall be substituted in its place:

C.            GOVERNING LAW.

The Federal Arbitration Act, 9 U.S.C. §§ 1-16, and related federal judicial procedure will govern this contract to the fullest extent possible, excluding all state arbitration law, irrespective of the location of the arbitration proceedings, the nature of the dispute between the parties or the nature of the court in which any related judicial proceedings may be brought.  Except as provided in the preceding sentence respecting arbitration law, and excluding any claims arising under the Rhode Island Franchise Investment Law, the resolution of all disputes between the parties bound hereunder, whether in tort and regardless of the place of injury or the place of the alleged wrongdoing or whether arising out of or relating to the parties’ contractual relationship, will be governed by the laws of the Commonwealth of Massachusetts without regard to conflict of laws rules.

2.     Venue and Jurisdiction.  Section 20.G. of the Franchise Agreement is hereby deleted in its entirety and the following shall be substituted in its place:

G.         VENUE AND JURISDICTION.

You agree that we may institute any action against you to enforce the provisions of this Agreement in any state or federal court of competent jurisdiction in the state and county in which our principal place of business is then located, excluding any claims arising under the Rhode Island Franchise Investment Law, and you irrevocably submit to the jurisdiction and venue of such courts and waive any objection you may have to either the jurisdiction or venue of such courts.  You agree that any action brought by you to enforce any provision of this Agreement will be brought and maintained only in a state or federal court of competent jurisdiction in the county and state in which our principal place of business is then located, excluding any claims arising under the Rhode Island Franchise Investment Law.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Rider on                     , 200   .

FRIENDLY’S RESTAURANTS FRANCHISE, INC.		FRANCHISEE:

By:	By:

Its:	Its:

INDIVIDUALLY: